Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NORDSON CORPORATION,

ALPHA MEDICAL MERGER SUB, INC.

and

ATRION CORPORATION

Dated as of May 28, 2024

TABLE OF CONTENTS

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EXHIBIT A                Form of Voting and Support Agreement

EXHIBIT B               Form of Certificate of Incorporation of Surviving Corporation

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This AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2024 (this “Agreement”), is by and among Nordson Corporation, an Ohio corporation (“Parent”), Alpha Medical Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Atrion Corporation, a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 9.03 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Merger and the other Transactions to be consummated by the Company, are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by the Company, including the Merger, and (c) resolved, subject to Section 6.03(d), to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement, the Merger and the other Transactions to be consummated by Merger Sub are advisable to, fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) duly authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions to be consummated by it, including the Merger, and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the board of directors of Parent (the “Parent Board”) has duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions to be consummated by it;

WHEREAS, upon consummation of the Merger, each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below), will be canceled and converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions of and any exceptions in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting and support agreement with Parent in the form attached as Exhibit A (each a “Voting Agreement”), pursuant to which such stockholders have agreed to vote in favor of, and support the consummation of, the Merger in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01          The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly owned Subsidiary of Parent.

Section 1.02          Closing. Unless this Agreement shall have been validly terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place by electronic exchange of the required closing deliverables at 10:00 a.m., New York time, on the third (3rd) Business Day after the satisfaction or written waiver (where permissible under applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing but subject to their satisfaction or written waiver (where permissible) at such time), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03          Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.

Section 1.04          Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and (b) the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05          Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect

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as of the date of this Agreement (the “Company Charter”) shall be amended and restated in its entirety to read the same as the certificate of incorporation set forth on Exhibit B, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. Subject to Section 6.04, the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation), and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.06          Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.07          Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Article II

EFFECTS ON SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01          Effects on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)               Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Shares to be canceled in accordance with Section 2.01(b), Section 2.04 or Dissenting Shares (collectively, the “Excluded Shares”), shall be canceled and shall be converted automatically into the right to receive $460 in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 2.02(b).

(b)               Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company

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Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)               Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.02          Exchange Procedures and Payment Fund.

(a)               Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”), and enter into a paying agent agreement, in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”), with such Paying Agent for the purpose of exchanging (i) certificates representing Shares (the “Certificates”) and (ii) Shares represented by book-entry (“Book-Entry Shares”) for payment of the Merger Consideration in accordance with this Article II. At or prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, and that such investments shall only be invested in the manner provided in the Paying Agent Agreement. In the event the amount of the Payment Fund is insufficient to make the payments contemplated by Section 2.01(a), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Payment Fund, at all relevant times, is maintained at a level sufficient to make such payments. Any net profit resulting from, or interest or income produced by, such investments shall be the property of, and payable to, the Surviving Corporation. Notwithstanding the foregoing, any Shares that are Company RSUs (as defined below) shall be treated in accordance with Section 2.04.

(b)               Exchange Procedures. As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate, the underlying Shares of which were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in customary form and have such other provisions as Parent or the Paying Agent may reasonably specify; and (ii) instructions for effecting the surrender of the Certificates (or an affidavit of loss in lieu thereof) in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled

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to receive, and Parent shall cause the Paying Agent to pay and deliver to such holder, in accordance with the letter of transmittal and instructions, the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.02(e)). Any Certificates so surrendered shall forthwith be canceled. The Merger Consideration paid upon the surrender for exchange of Certificates (or an affidavit of loss in lieu thereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c)               No Further Rights. From and after the Effective Time, holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and as stockholders of the Company, except (i) the right to receive the Merger Consideration in accordance with Section 2.01(a) or (ii) the right to receive only the payment provided by Section 262 of the DGCL in respect of any Dissenting Shares (if applicable).

(d)               Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares (other than Excluded Shares) twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation and any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Corporation shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

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(e)               Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company RSUs such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company RSUs in respect of which such deduction and withholding were made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f)                Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Surviving Corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

Section 2.03          Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and as stockholders of the Company, except (i) the right to receive the Merger Consideration in accordance with Section 2.01(a) or (ii) the right to receive only the payment provided by Section 262 of the DGCL in respect of any Dissenting Shares (if applicable). On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

Section 2.04          Company RSUs.

(a)               At the Effective Time, each Company RSU, that is outstanding as of immediately prior to the Effective Time, whether vested but unsettled or unvested (including Company RSUs with market- or performance-based conditions (“Company PSUs”)), shall, by virtue of the Merger and without further action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares underlying or denominated by such Company RSU (with respect to Company PSUs, vesting at target), less applicable Taxes and authorized deductions. Parent shall cause the Surviving Corporation to make the payments contemplated by this Section 2.04(a) as promptly as practicable after the Effective Time (and, in any event, no later than the next regularly scheduled payroll date after the Effective Time (or, if later, five (5) Business Days after the Effective Time)); provided, however, that no payment (including in respect of any Director DSU) shall be accelerated to the extent it would result in the imposition of a penalty or additional Tax under Section 409A of the Code, and instead, any such payment shall be made on the earliest date possible without resulting in the imposition of any such penalty Tax.

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(b)               Prior to the Effective Time, the Company Board (and/or the compensation committee (or equivalent committee) of the Company Board) shall adopt such resolutions and take all such other actions (including providing any notices) as are necessary to give effect to the transactions contemplated by this Section 2.04. From and after the Effective Time, holders of Company RSUs shall cease to have any rights with respect to such Company RSUs, except the right to receive the payments contemplated by Section 2.04(a). The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of any Company RSUs.

Section 2.05          Certain Adjustments. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.06          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder or beneficial holder that or who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and that or who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead be cancelled and represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder or beneficial holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder or beneficial holder to receive such payment in respect of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been cancelled and converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration and shall no longer be Dissenting Shares. The Company shall give Parent prompt notice and copies of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, approve any withdrawal of any such demands or agree to do any of the foregoing.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Section or subsection of the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the

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particular Section or subsection of this Article III, or to the extent the qualifying nature of a disclosure in any other Section or subsection of the Company Disclosure Schedule with respect to a specific representation and warranty is readily apparent on the face of such disclosure, or (b) other than with respect to Section 3.01, Section 3.04, Section 3.05, Section 3.06(b), Section 3.26, Section 3.27, and Section 3.28, as disclosed in any SEC Reports filed after January 1, 2021 and at least two (2) Business Days prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with the Securities and Exchange Commission (the “SEC”) on or after the date of this Agreement, and (ii) excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking, cautionary or predictive in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01          Organization and Qualification. The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

Section 3.02          Subsidiaries.

(a)               Section 3.02(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of the (i) name, (ii) jurisdiction of organization of, and (iii) holder of any and all Equity Interests of, each Company Subsidiary.

(b)               Each Company Subsidiary is a corporation or other entity validly existing and in good standing (or the equivalent concept to the extent applicable) under the applicable Laws of the jurisdiction of its incorporation or organization. Each Company Subsidiary is duly qualified, licensed or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires such qualification, license or authorization, except where the failure to be so qualified, licensed or authorized or in good standing would not have a Company Material Adverse Effect. Each Company Subsidiary has all requisite corporate power and authority and all permits necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such permits would not have a Company Material Adverse Effect.

(c)               Each outstanding Equity Interest of a Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such Equity Interest is owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens). Except for the Equity Interests of the Company Subsidiaries, the Company does not directly or indirectly own any Equity Interests in any other person.

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(d)               There are no Equity Interests or outstanding equity awards of any Company Subsidiary obligating the Company or any Company Subsidiary to issue, sell or grant any Equity Interests of any Company Subsidiary.

Section 3.03          Certificate of Incorporation and Bylaws. The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the bylaws of the Company (the “Company Bylaws”), and (c) the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and bylaws (or equivalent organizational documents).

Section 3.04          Capitalization.

(a)               The authorized share capital of the Company consists of 10,000,000 shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”).

(b)               As of May 23, 2024 (the “Capitalization Date”): (i) 1,759,954 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights; (ii) 1,659,999 shares of Company Common Stock were held in the treasury of the Company; (iii) no shares of Company Common Stock were held by the Company Subsidiaries; (iv) 11,029 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Plans (of which 9,785 shares of Company Common Stock were subject to outstanding Company RSUs under the Company Stock Plans, including 1,808 Director DSUs and 1,778 Company PSUs (assuming satisfaction of any market- or performance-based conditions at target); and (v) 1,244 Company RSUs, none of which were Company PSUs or Director DSUs, were outstanding other than under the Company Stock Plans. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c)               The Company has previously provided a true and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to or denominated by each outstanding Company RSU, the name of the holder, the grant date, the vesting schedule (including acceleration provisions), whether settled in cash or shares of Company Common Stock, whether settled on a current or deferred basis, whether subject to equity or liability accounting treatment under applicable accounting principles, and the Company Stock Plan pursuant to which such Company RSU was granted (if applicable). Since the Capitalization Date through the date hereof, the Company has not granted any Company RSUs or any other equity incentive awards (whether under any Company Stock Plan or otherwise).

(d)               There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Company Group issued and outstanding or reserved for issuance. There are no outstanding obligations under

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Contract or otherwise of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Company Group or any other person, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests of any member of the Company Group or any other person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Company Group or any other person. None of the Company nor any other member of the Company Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests.

(e)               There are no Equity Interests or outstanding equity awards of the Company obligating the Company to issue, sell or grant any Equity Interests of any member of the Company Group.

Section 3.05          Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions to be consummated by it (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all applicable Laws relating to fraudulent transfers), reorganization, moratorium or similar applicable Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

Section 3.06          No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it will not, (i) conflict with or violate the Company Charter, the Company Bylaws or the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 3.06(b) have been obtained and that all filings and other actions described in Section 3.06(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or non-U.S. law, common law, statute, ordinance or law, or any executive order, rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company Group or by which any property or asset of the Company Group is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with

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notice or lapse of time or both, would become a default) by any member of the Company Group under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company Group pursuant to, any Contract to which a member of the Company Group is a party or by which a member of the Company Group or any property or asset of a member of the Company Group is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)               The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions to be consummated by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or non-U.S. government, regulatory or administrative authority or commission or other governmental authority or instrumentality, Notified Body, accrediting body, administrative contractor or fiscal intermediary, stock exchange or self-regulatory organization, domestic or non-U.S., or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (ii) any filings required under the rules and regulations of Nasdaq, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws or Foreign Investment Laws set forth on Section 3.06(b) of the Company Disclosure Schedule, and (v) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not have a Company Material Adverse Effect.

Section 3.07          Permits. Except as would not have a Company Material Adverse Effect, each member of the Company Group is in possession of all licenses, permits, approvals, accreditations, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, clearances, billing or provider numbers, waivers, orders, operating certificates of any Governmental Authority applicable to it and necessary for each such entity to own, lease, license, sublicense, use, occupy and operate its assets and properties or to carry on its business as it is now being conducted (the “Company Permits”), and each such Company Permit held by the Company or a Company Subsidiary is in full force and effect. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely submitted all renewal applications, reports, forms, registrations and documents required to be filed and paid all fees and assessments in connection with the Company Permits and has not received any written notice from a Governmental Authority alleging that it has failed to hold any Company Permits. Except as would not have a Company Material Adverse Effect, no member of the Company Group is, or since January 1, 2021, has been, in conflict with, or in default, breach or violation of, any Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound. Except as would not have a Company Material Adverse Effect, (i) each member of the Company Group is in compliance with the rules and regulations of the Governmental Authority issuing such Company Permits; (ii) there is not pending or, to the Knowledge of the Company, threatened, before any other Governmental Authority any

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proceeding, notice of violation, order of forfeiture or complaint or investigation against any member of the Company Group relating to any conflict with, or default, breach or violation of, any of the Company Permits or any actual or threatened revocation, cancellation, termination, suspension, restriction, adverse modification or non-renewal of any such Company Permit; and (iii) the actions of the applicable Governmental Authorities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened, any application, petition, objection or other pleading with any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company Permit.

Section 3.08          Compliance.

(a)               Except as would not have a Company Material Adverse Effect, the businesses of the Company and each Company Subsidiary are, and since January 1, 2021, have been conducted in compliance with, and neither the Company nor any of the Company Subsidiaries is, or since January 1, 2021, has been, in violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound.

(b)               Except as would not have a Company Material Adverse Effect, no investigation by any Governmental Authority with respect to any member of the Company Group is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.

(c)               Except as would not be material to the Company Group, taken as a whole, no member of the Company Group is or, since January 1, 2021, has been, and none of their respective directors, officers or, to the Knowledge of the Company, employees or independent contractors is or has been, suspended or debarred from doing business by any Governmental Authority or declared ineligible for government contracting and, to the Company’s Knowledge, no such suspension or debarment action has been commenced.

(d)               Except as would not have a Company Material Adverse Effect, since January 1, 2021, the Company has not received any complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.

Section 3.09          Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)               The Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2021 (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared in all material respects, in accordance with the

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applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)               Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments, which, individually or in the aggregate, are not material in amount).

(c)               The Company maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. The Company (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)               No member of the Company Group is a party to, or has any commitment to become a party to, any securitization transaction, joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements or other SEC Reports.

(e)               Neither the Company nor any Company Subsidiary has any liability or obligation of any nature whatsoever, including those required to be reflected or reserved against

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on a balance sheet prepared in accordance with GAAP (or the notes thereto) (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company as at December 31, 2023 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Latest Balance Sheet”), (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2023 and which would not have a Company Material Adverse Effect.

(f)                Since January 1, 2021, the Company has been in and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of Nasdaq, except as would not have a Company Material Adverse Effect.

(g)               As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that are pending or, to the Company’s Knowledge, threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

Section 3.10          Absence of Certain Changes or Events. Since December 31, 2023, through the date of this Agreement: (a) there has not been a Company Material Adverse Effect; and (b)(i) except in connection with the Transactions, the members of the Company Group have conducted their businesses in the ordinary course of business consistent with past practice in all material respects; and (ii) no member of the Company Group has taken action that, if taken after the date hereof, would constitute a breach of Section 5.01 (other than Section 5.01(b)(ii), Section 5.01(b)(viii) and, in the case of each of the foregoing, Section 5.01(b)(xviii)).

Section 3.11          Absence of Litigation. Except as would not have a Company Material Adverse Effect: (a) there is no litigation, suit, claim, action, arbitration, mediation, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened against any member of the Company Group, or any property or asset of any member of the Company Group (or any director or officer of any member of the Company Group in such capacity as director or officer); and (b) no member of the Company Group nor any property or asset of any member of the Company Group is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority.

Section 3.12          Employee Benefit Plans.

(a)               Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all Plans. With respect to each Plan, the Company has made available to Parent true, correct and complete copies of such Plan (including any amendments thereto) (or a description, if such Plan is not written), together with a copy of (if applicable): (i) each trust, insurance or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed Internal Revenue Service (the “IRS”) Forms 5500; (iv) the most recent determination or opinion letter from the IRS; (v) the most recently

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prepared actuarial reports and financial statements in connection with each such Plan; and (vi) all material, non-routine documents and correspondence related thereto received from or provided to any Governmental Authority during the past three years.

(b)               Neither the Company nor any ERISA Affiliate (nor any predecessor of any such entity) has ever sponsored, maintained, administered, contributed to or been obligated to contribute to, or has (or could reasonably be expected to have) any direct or indirect liability with respect to, any plan, program, fund, or arrangement that is a (i) defined benefit pension plan; (ii) plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (iii) multiemployer plan within the meaning of Section 3(37) of ERISA; or (iv) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither the Company nor any of the Company Subsidiaries has any current or projected material liability in respect of, and no Plan provides or promises, any material post-employment or post-retirement health or life insurance or similar benefits to any Employee or Non-Employee Service Provider except as required under Section 4980B of the Code or any other applicable Law.

(c)               Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of the Company, nothing has occurred and no circumstances exist that would reasonably be expected to adversely affect the qualified status of such Plan. Each Plan that is required to be funded is and has been funded.

(d)               Each Plan has been established, maintained and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws and regulatory guidance issued by any Governmental Authority. Each Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and has been operated in compliance with, in all material respects, and the Company and the Company Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(e)               With respect to any Plan, (i) no material Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) no material administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(f)                Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Employee or Non-Employee Service Provider following, or in connection with, the Transactions or any other event): (i) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Employee or Non-Employee Service Provider; (ii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans; (iii) entitle any Employee or Non-Employee Service Provider to any

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payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any Tax incurred by such person, including under Section 409A or 4999 of the Code.

(g)               Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than as required by the terms of the Plans as in effect as of the date hereof or (ii) to modify, change or terminate any Plan, (including to increase any compensation or benefits provided thereunder) other than a modification, change or termination required by applicable Law.

(h)               All material contributions, premiums and payments that are due have been made for each Plan within the time periods prescribed by the terms of such plan and applicable Law.

Section 3.13          Labor and Employment Matters.

(a)               Neither the Company nor any Company Subsidiary is or has been a party to, or is currently negotiating in connection with entering to, and no Employee or Non-Employee Service Provider is covered by, any collective bargaining agreement, works council arrangement or other labor union Contract, nor, to the Knowledge of the Company, has there been activities or proceedings of any labor union or works council to organize any such Employees or Non-Employee Service Providers. There are no, and since January 1, 2021, there have been no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Employees or Non-Employee Service Providers. There is no, and since January 1, 2021, there has been no, strike, work stoppage or lockout pending or threatened in writing (or, to the Knowledge of the Company, orally) by or with respect to any Employees or Non-Employee Service Providers. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions. Neither the Company nor any Company Subsidiary has effectuated a “plant closing” or “mass layoff” as defined in the WARN Act during the one (1)-year period preceding the date hereof or has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under the WARN Act.

(b)               The Company and each Company Subsidiary are and have been in compliance in all material respects with all Laws relating to employment or labor, including those related to wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, the payment and withholding of Taxes and collective bargaining.

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(c)               Since January 1, 2021, (i) there have not been any Actions relating to, or complaints, notices or allegations, in each case, made in writing or orally, relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company or any Company Subsidiary relating to the foregoing, in each case involving the Company, a Company Subsidiary or any Employee or Non-Employee Service Provider while serving in such capacity or in any other capacity and (ii) there have not been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, and, to the Knowledge of the Company, no such action has been threatened.

(d)               To the Knowledge of the Company, no Employee or Non-Employee Service Provider is in violation of any term of any restrictive covenant agreement entered into with the Company or any Company Subsidiaries or with a former employer or client relating to the right of any such Employee or Non-Employee Service Provider to be employed or engaged by the Company or any Company Subsidiaries.

(e)               The Company has previously provided a true and complete list which sets forth, (i) for each Employee, such employee’s identification number, name (unless prohibited by applicable Law), employer, title, hire date, location, whether full- or part-time, whether active or on leave, whether exempt from the Fair Labor Standards Act, annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity, and (ii) for each Non-Employee Service Provider who is an individual independent contractor or consultant, on an anonymous basis, such contractor’s or consultant’s duties and rate of compensation.

Section 3.14          Real Property; Title to Assets.

(a)               Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any of the Company Subsidiaries (collectively, the “Owned Real Property”). Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for Permitted Liens. Neither the Company nor its Subsidiaries has granted, or is obligated under, any option, right of first offer, right of first refusal or similar contractual right to sell or dispose of the Owned Real Property or any portion thereof or interest therein. Neither the Company nor its Subsidiaries have leased or otherwise granted to any person the right to use or occupy any of the Owned Real Property or any portion thereof.

(b)               No member of the Company Group leases any real property, and no member of the Company Group is a party to any Contract to lease any real property or interest therein.

(c)               Except as would not have a Company Material Adverse Effect, (i) the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the Latest Balance Sheet as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens, and (ii) such tangible personal property is in good operating condition and repair (normal

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wear and tear excepted) and is adequate and suitable for the operation of the business of the Company Group, as currently conducted.

Section 3.15          Taxes.

(a)               Each member of the Company Group (i) has timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are correct and complete in all material respects and (ii) has timely paid all material amounts of Taxes required to be paid by them (whether or not shown as due on any Tax Return) except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by any member of the Company Group with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b)               There are no pending audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings by a Governmental Authority in respect of any material Taxes or Tax Returns of any member of the Company Group and no such audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings have been proposed or, to the Knowledge of the Company, threatened by a Governmental Authority. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which such member of the Company Group has set aside adequate reserves in accordance with GAAP. There are no Liens for Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.

(c)               No member of the Company Group has any liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries).

(d)               No member of the Company Group has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(e)               No member of the Company Group has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect

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to an assessment or deficiency for Taxes (other than as a result of obtaining an extension of time within which to file a Tax Return).

(f)                No member of the Company Group was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(g)               No member of the Company Group has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, Treasury Regulation Section 1.6011-4 or any similar provision of state, local or non-U.S. Law.

(h)               No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing Date, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Law entered into on or prior to the Closing Date, (iii) an installment sale or open transaction arising on or prior to the Closing Date, (iv) a material prepaid amount received, or paid, on or prior to the Closing Date, or (v) deferred gains arising from a transaction on or prior to the Closing Date.

(i)                 The Company does not currently have, nor has it had at any time after December 31, 2016, a subsidiary organized outside of the United States.

Section 3.16          Material Contracts.

(a)               Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the following types of Contracts (other than any Plans), including all amendments, supplements and modifications, to which a member of the Company Group is a party as of the date of this Agreement (such Contracts required to be set forth in such list, and each of the following Contracts to which the Company or any Company Subsidiary becomes a party after the date of this Agreement, the “Material Contracts”):

(i)                 any Contract (other than purchase orders without an underlying master services agreement or similar Contract and which contain no material terms other than an obligation to deliver goods and/or to make payments) for the purchase of materials, supplies, goods, services, equipment or other assets where annual payments made by a member of the Company Group in the year ended December 31, 2023, or the year ending December 31, 2024, exceeded or is expected to exceed $2,000,000 and is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice;

(ii)              any Contract (other than purchase orders without an underlying master services agreement or similar Contract and which contain no material terms other than an obligation to deliver goods and/or to make payments) involving a distributor, partner or reseller of Company Products pursuant to which a member of the Company Group received payments or expects to receive payments in excess of $2,000,000 in the aggregate during the year ended December 31, 2023, or the

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year ending December 31, 2024 and is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice;

(iii)            all customer Contracts (other than purchase orders without an underlying master services agreement or similar Contract and which contain no material terms other than an obligation to deliver goods and/or to make payments) with actual or expected annual revenues for the year ended December 31, 2023, or the year ending December 31, 2024, in excess of $2,500,000;

(iv)             all Contracts that concern the licensing or sublicensing of, or other permission to use, or covenants not to sue with respect to, Intellectual Property that is material to the business of the Company Group, taken as a whole (other than (A) non-exclusive license agreements granted to the Company or any Company Subsidiary for standard, unmodified, generally commercially available shrink-wrap or off-the-shelf Software with aggregate annual payments of less than $500,000, (B) non-exclusive licenses granted by the Company or any Company Subsidiary to customers in the ordinary course of business consistent with past practice, (C) non-exclusive licenses in agreements with service providers or in non-disclosure Contracts, in each case, that are ancillary to the purpose of such Contract and are entered into in the ordinary course of business consistent with past practice and (D) licenses for Open Source Software);

(v)               any Contract containing any non-compete, right of first offer or negotiation, or right of first refusal provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area, in each case, that materially limits the business of any member of the Company Group;

(vi)             any Contract (A) obligating any member of the Company Group to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or granting any person “most favored nation” or similar status with respect to the Company Products or (B) under which any person has been granted the right to manufacture, sell, market or distribute any Company Product on an exclusive basis to any person or group of persons or in any geographical area;

(vii)          (A) all joint venture and partnership Contracts and (B) all Contracts that provide for, relate to or involve any sharing of revenues, profits or losses with one or more persons;

(viii)        all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any intercompany indebtedness among the Company and any wholly owned Company Subsidiaries);

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(ix)             any Contract relating to the disposition or acquisition by any member of the Company Group of assets or Equity Interests of an operating business;

(x)               any Contract involving commitments to make capital expenditures involving $1,000,000 or more individually in any calendar year;

(xi)             any Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by a member of the Company Group in excess of $2,000,000 and is not cancelable without penalty or further payment and without more than ninety (90) calendar days’ notice;

(xii)          each settlement agreement entered into since January 1, 2021, including any such agreement with a Governmental Authority, that (A) requires a member of the Company Group to pay more than $100,000 after the date of this Agreement or (B) imposes any material ongoing obligations or restrictions on any member of the Company Group or its business after the date of this Agreement;

(xiii)        containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever that is material to the Company and its Subsidiaries, taken as a whole;

(xiv)         any agency, dealer, sales representative, marketing or other similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(xv)           any Contract containing an employee non-solicitation or no hire provision applicable to any member of the Company Group that has been entered into outside of the ordinary course of business consistent with past practice; and

(xvi)         any Contract between any Governmental Authority, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(b)               True, correct and complete copies of each Material Contract have been made available to Parent. Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and in full force and effect with respect to the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Enforceability Exceptions. Except as would not be material to the Company Group, taken as a whole, (i) no member of the Company Group has received any written claim of breach or default under or cancellation of any Material Contract which remains unresolved as of the date of this Agreement, and (ii) no member of the Company Group is in breach or violation of, or default under, any Material Contract. To the Knowledge of the Company, as of the date of this Agreement (i) no other party is in material breach or violation of, or default under, any Material Contract, (ii) no material disagreements or disputes exist under any Material Contract and (iii) no member of the Company Group has received any written notice from any person that such person intends to terminate or not renew any Material Contract.

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Section 3.17          Insurance. Except as would not have a Company Material Adverse Effect: (a) each member of the Company Group maintains insurance policies (including cybersecurity insurance policies, clinical trial policies and product liability policies) with reputable insurance carriers or maintains self-insurance practices against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses; and (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums due and payable thereon have been paid. Except as would not have a Company Material Adverse Effect, no member of the Company Group is in breach or default under any such policy and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination or modification of, any such policy. Except as would not have a Company Material Adverse Effect, since January 1, 2021, no member of the Company Group has received any written notice regarding any invalidation or cancellation of any such insurance policy that has not been renewed in the ordinary course without any lapse in coverage. Except as would not have a Company Material Adverse Effect, since January 1, 2021, (i) there have been no claims pending under any of the Company’s insurance policies and, to the Knowledge of the Company, no event has occurred that is reasonably expected to give rise to an insurance claim, and (ii) there was no claim under any of the Company’s insurance policies as to which coverage was questioned, denied or disputed by the underwriters of such policies.

Section 3.18          Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)               the Company and each Company Subsidiary is, and since January 1, 2021, has been, in compliance with all applicable Environmental Laws and Environmental Permits, which compliance includes obtaining, maintaining and renewing all applicable Environmental Permits;

(b)               there has been no Release of Hazardous Materials (i) at, on, under, in or from (i)  any real property or facility currently owned, leased or operated by the Company or any Company Subsidiary, (ii) at, on, under, in or from any real property or facility formerly owned, leased or operated by the Company or any Company Subsidiary that occurred during the time of the Company or Company Subsidiary’s period of ownership, lease or operation; or (iii) to the Company’s Knowledge, at, on, under, in or from any third-party sites to which any Hazardous Materials have been sent for disposal, treatment, storage, processing, recycling or other handling by or on behalf of the Company or any Company Subsidiary (or any of their respective predecessors); and

(c)               no member of the Company Group has received any written claim, demand, request for information, citation or notice, no Action is pending, or to the Company’s Knowledge threatened, and no Order has been issued and is in effect, in each case with respect to the Company or any Company Subsidiary (or any of their respective predecessors) that is related to any Environmental Law, Environmental Permit, or Release of or exposure to any Hazardous Material.

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Section 3.19          Intellectual Property.

(a)               Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Owned Intellectual Property. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary has paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Owned Intellectual Property.

(b)               Except as would not be material to the Company Group, taken as a whole, (i) the operation of the business of the Company and each Company Subsidiary does not infringe, misappropriate or otherwise violate, and has not in the past six (6) years, infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party and (ii) no Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary alleging any of the foregoing. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no person has, in the past six (6) years, engaged in or is engaging in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property or the Company’s (or any Company Subsidiary’s) rights in any Licensed Intellectual Property, and neither the Company nor any Company Subsidiary has brought or threatened any Action in connection with the foregoing.

(c)               Except as would not be material to the Company Group, taken as a whole, the Company or a Company Subsidiary is the sole and exclusive owner of each item of the Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). Except as would not have a Company Material Adverse Effect, (A) there exist no restrictions on the disclosure, use, license, or transfer of the Owned Intellectual Property or any of the Company’s or any of the Company Subsidiaries’ rights in or to the Licensed Intellectual Property that would adversely affect the business of the Company or any Company Subsidiary as currently conducted or currently contemplated to be conducted and (B) neither the execution of this Agreement by the Company nor the consummation of the Transactions will result in the loss of any benefit under, or create any Lien on, any Owned Intellectual Property or the Company’s or any Company Subsidiary’s rights in or to any Licensed Intellectual Property, in each case pursuant to any Contract to which a member of the Company Group is a party or by which a member of the Company Group or any Owned Intellectual Property is bound or affected.

(d)               (i) None of the Registered Owned Intellectual Property has been adjudged invalid or enforceable in whole or in part, and (ii) each item of the Registered Owned Intellectual Property is (A) subsisting, valid and enforceable and (B) not subject to any outstanding Order or Contract that would impair the validity or enforceability thereof, in each case of the foregoing clauses (i) through (ii), except as would not have a Company Material Adverse Effect. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary, challenging or seeking to deny or restrict the use by the Company or any Company Subsidiary of any Owned Intellectual Property or Licensed Intellectual Property, or the ownership, registrability, validity, patentability, scope or enforceability of any Owned Intellectual Property, except as would not have a Company Material Adverse Effect.

(e)               Except as would not have a Company Material Adverse Effect: (i) no Governmental Authority or academic or medical institution or consortium has provided any

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funding, facilities or personnel for the development or creation of, or has any claim of right to, ownership of or other Lien on, any Owned Intellectual Property; (ii) there is no prohibition or restriction by any Governmental Authority or academic or medical institution or consortium (including no assignment, grant back, license, “march-in” or other rights) on the use of any Owned Intellectual Property; and (iii) neither the Company nor any Company Subsidiary has participated in any standards-setting activities or joined any standards setting, Intellectual Property sharing, or similar organization that would affect the proprietary nature of any Owned Intellectual Property or restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using any Owned Intellectual Property.

(f)                Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary have taken commercially reasonable steps in accordance with generally accepted industry practice for a similarly situated person to maintain, enforce and protect the Owned Intellectual Property, including the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use in connection with its business. Except as would not have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there has been no unauthorized use, disclosure or misappropriation of any trade secrets or other confidential Intellectual Property used or held for use in connection with the business of the Company or any Company Subsidiary by any person, and (ii) neither the Company nor any Company Subsidiary has disclosed any trade secrets or other confidential Intellectual Property to any person other than pursuant to written agreements (or comparable professional obligations of confidentiality) that require such trade secrets or other confidential Intellectual Property to be kept confidential and contain reasonably appropriate safeguards against the unauthorized use or disclosure thereof.

(g)               Except as would not be material to the Company Group, taken as a whole, all persons (including current and former employees, contractors and consultants) who participated in developing or creating any Intellectual Property for the Company or any Company Subsidiary, have executed written Contracts providing for the present assignment by such person to the Company or the applicable Company Subsidiary of any such Intellectual Property.

(h)               Except as would not have a Company Material Adverse Effect, no source code constituting any Software owned by the Company or any Company Subsidiary has been licensed, disclosed, shared, provided or released (except to third party service providers engaged by (or on behalf of) and for the benefit of the Company or any Company Subsidiary) or otherwise deposited to any person or into escrow (and neither the Company nor any Company Subsidiary has agreed to, or is otherwise required to, do the foregoing under any circumstance, including in connection with the consummation of the Transactions, except to third party service providers engaged by (or on behalf of) and for the benefit of the Company or any Company Subsidiary). Except as would not be material to the Company Group, taken as a whole, none of the Software included in the Owned Intellectual Property or distributed by, or otherwise used in the respective businesses of, the Company or any of the Company Subsidiaries contains any Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

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Section 3.20          Data Privacy & Cybersecurity.

(a)               Except as would not be material to the Company Group, taken as a whole, (i) each member of the Company Group is, and at all times since January 1, 2021, has been, in compliance with all Privacy Obligations; (ii) the Company and the Company Subsidiaries have used commercially reasonable efforts to ensure that all service providers, data processors and other third parties that process any Personally Identifiable Information on behalf of the Company or any of the Company Subsidiaries are bound by written agreements including any terms required by applicable Privacy Laws and requiring such third parties to comply with applicable Privacy Laws and (iii) neither the execution of this Agreement by the Company nor the consummation of the Transactions will result in a breach or violation of any Privacy Obligation by the Company or any Company Subsidiary. Except as would not be material to the Company Group, taken as a whole, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, threatened notices or complaints from any person or Governmental Authority alleging, or been subject to any audits or investigations concerning, and no Action is pending or, to the Knowledge of the Company, threatened alleging any failure to comply with any Privacy Obligations.

(b)               Except as would be material to the Company Group, taken as a whole, (i) the Systems operate and perform in accordance with their written documentation and functional specifications and, since January 1, 2021, otherwise have not malfunctioned, failed or experienced any breakdowns that resulted in continued substandard performance, or that caused disruption to or interruption of the business of the Company or any Company Subsidiary; (ii) each member of the Company Group has implemented and maintains commercially reasonable backup and data recovery, disaster recovery, encryption and business continuity policies, plans, procedures, facilities, and other reasonable technical and organizational measures, designed to prevent any failure, malfunction, breakdown, performance reduction, loss, theft, interruption, or unauthorized access, use, exfiltration, destruction, alteration, disclosure, modification, corruption, intrusion, breach of any security, or other adverse event affecting any Systems owned or controlled by, or, to the extent used in the operation of the business of the Company Group, licensed or leased to, the Company or any Company Subsidiary or any sensitive or confidential information, including Personally Identifiable Information, in the possession or control of the Company or any Company Subsidiary (each, a “Data Breach”); (iii) there has been no actual or alleged Data Breach affecting any Systems owned or controlled by or, to the Knowledge of the Company, licensed or leased to the Company or any Company Subsidiary; and (iv) no circumstances have arisen that would require the Company or any Company Subsidiary to notify a Governmental Authority or any other person of a Data Breach affecting any Systems owned or controlled by or, to the Knowledge of the Company, licensed or leased to the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the Systems are free from any disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses or other Software routines or devices that could be reasonably expected to permit or cause a Data Breach or any such Systems to be erased, inoperable, or otherwise incapable of being used.

Section 3.21          Anti-Corruption Compliance; Sanctions.

(a)               Except as would not have a Company Material Adverse Effect, since January 1, 2021, no member of the Company Group or any former or current director, officer or,

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to the Knowledge of the Company, agent, employee, partner or Affiliate acting on behalf of a member of the Company Group, is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of any applicable Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any applicable Anti-Corruption Laws; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in non-compliance with, any applicable export restrictions, anti-boycott regulations or embargo regulations.

(b)               Except as would not have a Company Material Adverse Effect, since January 1, 2021, each member of the Company Group has conducted its businesses in compliance in all respects with (i) the FCPA and any other applicable Anti-Corruption Laws and has retained, and continues to retain, accurate books and records and has instituted and continues to maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all applicable Laws relating to United States export controls and (B) all applicable anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

(c)               Except as would not have a Company Material Adverse Effect, since January 1, 2021, (i) each member of the Company Group, each of their respective directors and officers and, to the Knowledge of the Company, employees, acting in their capacity as such, is in compliance in all respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and (ii) all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority.

(d)               Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries is currently, or has been since January 1, 2021: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws or U.S. anti-boycott applicable Laws (collectively, “Trade Control Laws”).

(e)               Except as would not have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any of the Company Subsidiaries has: (i) received from any Governmental Authority or any person any written notice, inquiry or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case of the preceding clauses (i) through (iii), concerning any actual or potential violation or wrongdoing related to any applicable Anti-Corruption Laws or Trade Control Laws.

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Section 3.22          Regulatory Matters.

(a)               Except as would not be material to the Company Group, taken as a whole: (i) the Company Products are in compliance with all current applicable Device Regulatory Laws; (ii) each member of the Company Group is in compliance with all applicable Device Regulatory Laws relating to the sourcing, procurement, and the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution, export, and import, if applicable, of the Company Products; (iii) each member of the Company Group has received confirmation from the Notified Body that a formal application for conformity assessment of the Company Products has been accepted and that the Company Products may continue to be placed on the market of the European Union countries until December 31, 2028; and (iv) since January 1, 2021, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled, distributed, exported, and imported, if applicable, by the Company Group in compliance with all applicable Device Regulatory Laws.

(b)               Except as would not be material to the Company Group, taken as a whole: (i) all preclinical and clinical investigations sponsored by or on behalf of a member of the Company Group with respect to any Company Product are being, and since January 1, 2021, have been, conducted in compliance with applicable Device Regulatory Laws, including Good Clinical Practices and Good Laboratory Practices requirements, and federal and state Laws restricting the use and disclosure of individually identifiable health information; and (ii) each member of the Company Group complies with, and since January 1, 2021, has complied with, all requirements under the Laws relating to monitoring and reporting of adverse events during clinical trials.

(c)               No action has been taken by any Governmental Authority or is in the process of being taken that would slow, halt or enjoin the development, manufacturing, or marketing of the Company Products or the operation of the business of the Company Group or subject the development, manufacturing, or marketing of the Company Products or a member of the Company to regulatory enforcement action.

(d)               Except as would not be material to the Company Group, taken as a whole, since January 1, 2021, the members of the Company Group have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with all applicable Device Regulatory Laws. Except as would not be material to the Company Group, taken as a whole, each member of the Company Group and each of their respective contractors and agents have submitted to FDA, Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, CE Mark applications, pre-market approval applications and de novo classification requests, as applicable, notices, filings and annual or other reports and information.

(e)               Except as would not be material to the Company Group, taken as a whole, since January 1, 2021, all manufacturing operations for the Company Products conducted by or on behalf of a member of the Company Group have been and are being conducted in compliance with the QSR and any similar requirements of the FDA, Notified Bodies and any other Company Product regulatory authority, and the Company Products are not adulterated within the meaning of

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21 U.S.C. § 351 or misbranded within the meaning of 21 U.S.C. § 352 or any similar Law. Except as would not be material to the Company Group, taken as a whole, no member of the Company Group or the directors, officers, employees, contractors or agents of a member of the Company Group have received from the FDA or any other Governmental Authority, institutional review board or accreditation body with respect to the ownership, development, testing, manufacturing, operation, storage, distribution, warehousing, packaging, labeling, handling, sale, promotion or marketing of the Company Products any written notice of any violation of any Device Regulatory Law concerning any Company Product, adverse inspection findings, finding of deficiency or non-compliance, penalty for corrective or remedial action, FDA warning letter or untitled letters, it-has-come-to-our-attention letters, FDA Form 483 notice, OAI establishment inspection report, regulatory letters, safety alert, stop sale/importation letters, notice of placement on import alerts, notices of clinical holds for clinical investigations, notices of violations, import refusals, Section 305 criminal proceeding notices under the FDCA, prosecution notices or other similar communication from the FDA or any other Governmental Authority, or other similar compliance or enforcement action. Except as would not be material to the Company Group, taken as a whole, there have been no seizures conducted or, to the Knowledge of the Company, threatened by the FDA or any other Governmental Authority, and no voluntary or mandatory recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts are pending or, to the Knowledge of the Company, threatened by the FDA or any other Governmental Authority, relating to the Company Products. To the Knowledge of the Company, there is no material act, omission, event or circumstance relating to the activities of a member of the Company Group, or any directors, officers, employees, contractors or agents of a member of the Company Group, or their conduct that would reasonably be expected to (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Company Products, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such Company Products, (iii) require the termination or suspension of marketing or sale of any such Company Products or (iv) give rise to or lead to any Action, complaint, inspection, notice, demand letter, warning or untitled letter, request for information or any associated liability with regard to the Company Products.

(f)                Except as would not be material to the Company Group, taken as a whole, no member of the Company Group or, to the Knowledge of the Company, any director, officer, employee, contractor or agent of a member of the Company Group is the subject of any pending Action or, to the Knowledge of the Company, any ongoing investigation or inquiry, or has received any notice of any actual investigation, inquiry, for-cause inspection or audit or other Action by a Governmental Authority regarding a violation of a Device Regulatory Law, including FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy, or concerning allegations of a violation by a member of the Company Group or any director, officers, employees, contractors or agents of a member of the Company Group of any Device Regulatory Laws, nor has a member of the Company Group or, to the Knowledge of the Company, any director, officer, employee, contractor or agent of a member of the Company Group committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Authority to invoke a similar policy or a violation of a Device Regulatory Law. Except as would not be material to the Company Group, taken as a whole, no member of

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the Company Group and no director, officer, employee, contractor or agent of a member of the Company Group has violated any Device Regulatory Law nor knowingly made any false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to a Governmental Authority relating to any Company Product or has voluntarily disclosed any violations of Device Regulatory Laws related to any Company Product. Except as would not be material to the Company Group, taken as a whole, no member of the Company Group, nor any director, officer, employee, contractor or agent of a member of the Company Group, has been convicted of any crime or engaged in any other conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law, or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(g)               Except as would not be material to the Company Group, taken as a whole, (i) each member of the Company Group, and each Company Product being manufactured, marketed, or distributed, is in compliance in all respects with the regulations for medical device reporting set forth in 21 C.F.R. Part 803, and reports of corrections and removal under 21 C.F.R. Part 806, and any similar Law; (ii) since January 1, 2021, each member of the Company Group has promoted, marketed, and continues to promote and market Company Products only for uses cleared or approved for such Company Product by the FDA or other Governmental Authority; and (iii) no litigation or Governmental Authority enforcement action or investigation is pending or threatened with respect to the Company Group or its members’ compliance with the requirements under Device Regulatory Laws, or the Company Group or its members’ promotional practices.

(h)               To the Knowledge of the Company, no member of the Company Group and no director, officer, employee, contractor or agent of a member of the Company Group, has been investigated for, charged with or convicted of a Federal Health Care Program-related offense, or convicted of, charged with or investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority except, in each case of this Section 3.22(h), as would not be material to the Company Group, taken as a whole.

Section 3.23          Products Liability. Since January 1, 2021, all Company Products and all services related thereto have been manufactured, marketed, promoted, sold and delivered in conformity with all applicable Laws and express and implied warranties, in each case, except as would not be material to the Company Group, taken as a whole. Except as would not be material to the Company Group, taken as a whole, there are no claims existing, to the Knowledge of the Company, threatened against a member of the Company Group that a Company Product or any services related thereto are defective or fail to meet any requirements of applicable Laws or express and implied warranties.

Section 3.24          Affiliate Transactions. As of the date of this Agreement, there are no transactions, Contracts between (i) the Company or the Company Subsidiaries, on the one hand, and (ii) any of the Company’s “affiliates” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or any member of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the

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other hand, that would be required to be disclosed by the Company under Item 401 or Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Transaction”).

Section 3.25          Board Approvals; Vote Required.

(a)               The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other Transactions to be consummated by the Company, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by the Company, including the Merger, and (iii) resolved, subject to Section 6.03(d), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(b)               Assuming the accuracy of the representations and warranties in Section 4.04, the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve and adopt this Agreement and consummate the Merger.

Section 3.26          Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.04, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other applicable anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

Section 3.27          Opinion of the Company’s Financial Advisor. The Company Board has received an opinion from Truist Securities, Inc. (“Truist”) to the effect that, as of the date of such opinion and based on and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than, as applicable, Parent, Merger Sub and their respective Affiliates). Promptly following the receipt thereof by the Company Board, the Company shall make available to Parent a copy of such opinion solely on a non-reliance basis and for informational purposes.

Section 3.28          Brokers. No broker, finder or investment banker (other than Truist) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Parent a copy of the engagement letter, dated April 5, 2024, between the Company and Truist and such engagement letter has not been amended or modified.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01          Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, validly existing and in good standing under the applicable Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions.

Section 4.02          Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to be consummated by it. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions to be consummated by them have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions to be consummated by them (subject, in the case of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03          No Conflict; Required Filings and Consents; Agreements.

(a)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation

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of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, (ii) any filings required under the rules and regulations of Nasdaq, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws or Foreign Investment Laws set forth on Section 3.06(b) of the Company Disclosure Schedule and (v) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions.

Section 4.04          Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the three (3) years prior to the date of this Agreement has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor any of its Subsidiaries (including Merger Sub) is a party to any agreement, arrangement or understanding (other than this Agreement or any Voting Agreement) for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

Section 4.05          Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries (including Merger Sub) before any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement. As of the date of this Agreement, neither Parent nor any of its Subsidiaries (including Merger Sub) is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement.

Section 4.06          Operations of Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities prior to the date of this Agreement and has conducted its operations only as contemplated by this Agreement.

Section 4.07          Sufficient Funds. Parent and Merger Sub will have available to them at the Effective Time sufficient cash to perform all of their respective obligations under this Agreement and to consummate the Merger and the Transactions to be consummated by them. Parent’s and Merger Sub’s obligations under this Agreement are not subject to any conditions regarding Parent’s or Merger Sub’s ability to obtain financing for the consummation of the Merger or the other Transactions to be consummated by Parent or Merger Sub.

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Section 4.08          Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01          Conduct of Business by the Company Pending the Merger.

(a)               The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, and such consent shall be deemed given if Parent provides no written response within five (5) Business Days after a written request by the Company for such consent), (iii) as expressly contemplated by any other provision of this Agreement or (iv) as set forth in Section 5.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts (A) to conduct the businesses of the Company Group in the ordinary course of business consistent with past practice and (B) to: (1) preserve substantially intact the business organization, material assets and material properties of the Company Group, (2) keep available the services of its Key Employees on commercially reasonable terms, (3) maintain in effect all Company Permits and (4) maintain in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration).

(b)               Without limiting Section 5.01(a), and as an extension thereof, except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01(b) of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, and such consent shall be deemed given if Parent provides no written response within five (5) Business Days after a written request by the Company for such consent):

(i)                 amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents (including the Company Charter and the Company Bylaws), whether by merger, consolidation or otherwise;

(ii)              issue, grant, sell, dispose of, encumber or authorize such issuance, sale, disposition or encumbrance of, any Equity Interests of the Company or any Company Subsidiary (except for the issuance or withholding of Shares issuable pursuant to Company RSUs that are outstanding on the date of this Agreement (in accordance with their existing terms));

(iii)            declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of Equity

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Interests of the Company or any Company Subsidiary, except for dividends or other distributions by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary;

(iv)             adjust, reclassify, combine, split (including any reverse stock split), recapitalize, exchange, subdivide or redeem, repurchase, or purchase or otherwise acquire, directly or indirectly, any Equity Interests of the Company or any Company Subsidiary;

(v)               sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any Lien on (other than a Permitted Lien) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its properties, assets, licenses, operations, rights, businesses or interests therein (but not including Intellectual Property, which is the subject of Section 5.01(b)(xv)) except (A) pursuant to Contracts in force on the date of this Agreement and made available to Parent, (B) such dispositions of assets no longer used in the ordinary course of business of the Company’s or the applicable Company Subsidiary’s business as conducted as of the date of this Agreement, (C) such dispositions among the Company and the wholly-owned Company Subsidiaries, or (D) Company Products to customers in the ordinary course of business consistent with past practice;

(vi)             acquire (including by amalgamation, merger, consolidation or acquisition of Equity Interests or assets or any other business combination), directly or indirectly, (A) any assets, securities, or interests, other than in the ordinary course of business consistent with past practice or pursuant to Contracts in effect on the date hereof and made available to Parent, (B) any company, corporation, partnership or other business organization (or any division thereof or any Equity Interest thereof), or (C) any real property;

(vii)          (A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary) or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of any Company Subsidiary), in each case, except pursuant to borrowings under existing lines of credit, letters of credit or similar arrangements as of the date hereof and Contracts for which are made available to Parent;

(viii)        enter into, materially amend, waive any rights under, or voluntarily terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the date of this Agreement), other than (A) with respect to Contracts that are Material Contracts solely as a result of clauses (i), (ii) and (iii) of Section 3.16(a), in the ordinary course of business consistent with past practice or (B) terminations as a result of a material breach or

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default of the counterparty, or the expiration of such Contract in accordance with its terms as in effect on the date of this Agreement;

(ix)             authorize, or make any commitment with respect to, capital expenditures that exceed $500,000 individually or $1,500,000 in the aggregate;

(x)               except to the extent required by applicable Law, or as otherwise required pursuant to the terms of any Plan in effect as of the date hereof or entered into, amended or modified after the date of this Agreement in a manner not in contravention with this Section 5.01(b)(x), (A)  increase the compensation payable or to become payable or the benefits provided to any Employee or Non-Employee Service Provider (except for increases in the ordinary course of business consistent with past practice to Employees who are not Key Employees of not more than ten percent (10%) on an individual basis, and not more than ten percent (10%) in the aggregate, in annual base salary or wages in connection with promotions), (B) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, (C) grant any retention, severance, termination pay, deferred compensation, change in control, transaction bonus or other incentive compensation (or enter into or amend any plan, agreement, program, policy or other arrangement providing for the foregoing), (D) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any Employee or Non-Employee Service Provider, (E) establish, adopt, enter into or amend any collective bargaining agreement or similar labor agreement, (F) hire any employees who, upon hire, would be a Key Employee, (G) terminate the employment of any Key Employee other than for cause; or (H) take any action that is reasonably likely to result in a reduction in force or terminations employment that would give rise to notice or payment in lieu of notice obligations under the WARN Act;

(xi)             (A) settle (or propose to settle) any Action, other than (1) settlements for monetary damages (net of insurance proceeds) involving not more than $250,000 in the aggregate and that do not (x) require any material actions or impose any restrictions or future payment obligations on the business or operations of the Company Group, or after the Effective Time, Parent or its Subsidiaries or (y) include the admission of wrongdoing by any member of the Company Group and (2) stockholder litigation, which is the subject of, and settled in accordance with, Section 6.10 or (B) settle or propose to settle any investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement;

(xii)          (A) change the Company’s financial accounting policies or procedures in effect as of December 31, 2023, other than as required by applicable Law or GAAP or (B) write up, write down or write off the book value of any of the Company’s assets, other than (1) in the ordinary course of business consistent with

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past practice or (2) as may be required by applicable Law or GAAP, as approved by the Company’s independent public accountants;

(xiii)        adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(xiv)         (A) materially change or adopt (or file a request to change or adopt) any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) file any material Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with past practice, as applicable, (D) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (E) surrender any right to claim a material Tax refund, (F) file any material amended Tax Return, (G) enter into any closing agreement with respect to any material amount of Tax or (H) waive or extend the statute of limitations with respect to any Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice;

(xv)           abandon, disclaim, dedicate to the public, allow to lapse, sell, assign, transfer, license, sublicense, dispose of, or incur any Lien (other than Permitted Liens) on, or otherwise fail to take any action necessary to maintain, enforce, or protect, any material Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xvi)         enter into, amend, waive or terminate (other than expirations or terminations in accordance with their terms) any Affiliate Transaction;

(xvii)      enter into any new line of business outside the existing businesses of the Company and its Subsidiaries as of the date of this Agreement; or

(xviii)    agree, resolve, announce an intention, enter into any formal or informal Contract or otherwise make a commitment, to do any of the foregoing.

Section 5.02          Control of Operations. Without limiting Section 5.01, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01, control and supervision over such matters.

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Article VI

ADDITIONAL AGREEMENTS

Section 6.01          Proxy Statement; Company Stockholders’ Meeting.

(a)               As promptly as reasonably practicable following the date of this Agreement, and in any event within twenty (20) Business Days, the Company shall prepare and file with the SEC a preliminary proxy statement (such proxy statement, in preliminary and definitive form, and each as amended from time to time, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall set a preliminary record date for the Company Stockholders’ Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. Within three (3) Business Days of the Proxy Statement Clearance Date, the Company shall establish a record date for the Company Stockholders’ Meeting and shall commence mailing the definitive Proxy Statement to the Company’s stockholders. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03(d), the Proxy Statement shall include the Company Board Recommendation. The Company shall as soon as reasonably practicable (i) notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and (ii) provide Parent with a copy of all written correspondence between the Company or any Representatives of the Company, on the one hand, and the SEC or its staff, on the other hand, with regard to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, and any response to SEC comments in respect of the Proxy Statement, prior to filing such documents with the SEC or disseminating to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information and shall in good faith consider all reasonable changes suggested by Parent. The Company shall provide Parent and its Representatives a reasonable opportunity to participate with the Company or its counsel in any discussions or meetings with the SEC in connection with the Proxy Statement and any comments from the SEC in respect thereto, to the extent permitted by the SEC and applicable Law. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a

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material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)               Unless this Agreement is validly terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable after the Proxy Statement Clearance Date, duly call, give notice of, convene and hold the Company Stockholders’ Meeting; provided, that the Company Stockholders’ Meeting shall not be initially scheduled to occur later than forty-five (45) days following the Proxy Statement Clearance Date. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone, cancel, recess or reschedule, the Company Stockholders’ Meeting; provided, that the Company may, and shall at Parent’s reasonable written request, postpone or adjourn the Company Stockholders’ Meeting: (i) if a quorum has not been established; (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to Company Stockholders’ Meeting; (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (iv) if required by applicable Law; provided, further, that the Company Stockholders’ Meeting shall not be postponed or adjourned (A) to a date later than the fifth (5th) Business Day preceding the Outside Date or (B) for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, in each case, without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent, unless required by applicable Law.

(c)               Unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 6.03(d), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Transactions, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Company Stockholders’ Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by applicable Law), adjourn the Company Stockholders’ Meeting to a date specified by Parent; provided that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholders’ Meeting more than two (2) times or for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting. Without the prior written consent of Parent, the adoption of this Agreement and the matters related to this Agreement and

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the Transactions shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. The Company agrees that, unless this Agreement shall have been validly terminated in accordance with Article VIII, the Company’s obligations to hold the Company Stockholders’ Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Adverse Recommendation Change.

Section 6.02          Access to Information; Confidentiality.

(a)               Except as otherwise prohibited by applicable Law or as would be reasonably expected to violate or result in the loss or waiver of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or any Company Subsidiary: (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records, work papers and other documents thereof (including up-to-date employee census documents), and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Company Products, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that nothing herein shall require the Company to (or cause its Company Subsidiaries to) afford such access or furnish such information to that extent that the Company’s outside legal counsel advising it in writing that doing so would (A) potentially contravene applicable Law, (B) jeopardize any attorney-client (or other legal) privilege, or (C) require the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, related to or in connection with the Company Board’s consideration of the Merger; provided, further, that, in the case of the foregoing clause (A), the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not contravene applicable Law, in the case of the foregoing clause (B), the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement that would alleviate such loss of privilege, and, in the case of the foregoing clause (C), the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, related to or in connection with the Company Board’s consideration of the Merger, including if applicable, by redacting any portions of such materials, minutes or resolutions related to the Company Board’s consideration of the Merger where such materials, minutes or resolutions include matters that are not related to the Company Board’s consideration of the Merger.

(b)               All information obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the Confidentiality Agreement and the Clean Team Agreement. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or

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otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers or distributors of the Company and any Company Subsidiaries regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided that nothing in this (b) shall prevent Parent and its Affiliates from operating in the ordinary course of business, including contacting or otherwise communicating in the ordinary course of business with such employees, customers, suppliers or distributors. The Company and Parent hereby agree, in accordance with Section 20 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 6.02(b). If the Effective Time occurs, the Confidentiality Agreement and the Clean Team Agreement shall immediately and automatically terminate and be of no further force and effect with no further action on the part of any person.

Section 6.03          No Solicitation.

(a)               Except as expressly permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each Company Subsidiary and each of the officers, directors and employees of it and each Company Subsidiary not to, and shall instruct the other Representatives of the Company and the Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(a) and to clarify the terms of any such Acquisition Proposal or (iii)  execute or enter into any Acquisition Agreement; provided, further, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 6.03 shall prevent the Company or the Company Board (or any committee thereof), whether directly or indirectly through any Representative, from furnishing information to, or engaging in negotiations or discussions with, any person that has made a bona fide Acquisition Proposal after the date hereof, which Acquisition Proposal did not result from a material breach of this Section 6.03, if, and only if, prior to taking such action (except that the Company or its Representatives may notify any person of the existence of this Section 6.03(a) and may engage in discussions to clarify the terms of any such Acquisition Proposal), (1) the Company Board (x) determines in good faith (after consultation with its outside legal counsel and outside financial advisor) that such Acquisition Proposal is, or would reasonably be likely to lead to, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides written notice to Parent of the determination referenced in subclause (1) promptly (and in any event within twenty-four (24) hours of such determination), and (3) the Company receives or has received from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within twenty-four (24) hours) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries provided by the Company or any Company Subsidiary to any person entering into an Acceptable Confidentiality Agreement pursuant to this Section 6.03(a) that has not been previously provided to Parent prior

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to or substantially concurrently with the time it is provided to such person. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any person (other than Parent and its controlled Affiliates) and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. Within four Business Days after the date hereof, the Company shall (i) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (ii) terminate access to any physical or electronic data rooms relating to a potential Acquisition Proposal by such person and its Representatives.

(b)               The Company shall promptly (and in any event within two (2) calendar days after delivery to the Company) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of the material terms of such Acquisition Proposal, inquiry, offer, proposal or request). The Company will, promptly upon receipt or delivery thereof (and in any event within two (2) calendar days), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will keep Parent reasonably informed on a reasonably prompt basis (and in any event within twenty-four (24) hours of any material development) of the status and details (including with respect to any change in price, any change in the amount or form of consideration, or any other material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within one (1) calendar day, following a determination by the Company Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(c)           Except as expressly set forth in Section 6.03(d), during the Pre-Closing Period, neither the Company nor the Company Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (ii) approve, adopt, endorse, recommend or otherwise declare advisable any Acquisition Proposal; (iii) enter into any Acquisition Agreement; (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company; (v) if an Acquisition Proposal or any material modification thereto has been publicly announced or disclosed (other than by the commencement of a tender offer or exchange offer), refuse to issue a press release affirming publicly the Company Board Recommendation following any written request by Parent to provide such reaffirmation within five (5) Business Days after Parent’s written request therefor (provided that the Company shall not be required to make more than two (2) such reaffirmations with respect to any Acquisition

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Proposal); (vi) refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof; (vii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders; or (viii) propose, authorize, commit, resolve or agree to take any such actions (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”); provided, that neither (A) the determination by the Company in accordance with Section 6.03(a) that an Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal pursuant to and in compliance with Section 6.03(a) nor (B) the delivery by the Company of the notice with respect to an Acquisition Proposal required by Section 6.03(b) shall in and of itself constitute an Adverse Recommendation Change.

(d)           Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board (i) may effect an Adverse Recommendation Change and cause the Company to terminate this Agreement by written notice to Parent of such Adverse Recommendation Change and termination in order to enter into, or cause a Company Subsidiary to enter into, an Acquisition Proposal (subject to the payment of the Company Termination Fee in accordance with Section 8.03(b)), if the Company receives a written Acquisition Proposal that did not result from a material breach of this Section 6.03 that the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisor) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (ii) may effect an Adverse Recommendation Change if an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that:

(i)                 prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal and terminating this Agreement pursuant to Section 8.01(f), (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change (which notice shall not constitute an Adverse Recommendation Change) and terminate this Agreement pursuant to Section 8.01(f), (B) the Company has provided Parent a summary of the material terms and conditions of such Acquisition Proposal, which shall include (at a minimum) all of the information that is specified in Section 6.03(b), (C) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such three (3) Business Day period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and outside financial advisor), after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) Business Day period, that such Superior Proposal still constitutes a Superior Proposal and (after consultation with its outside legal counsel) that the failure to make an Adverse Recommendation Change and terminate this Agreement

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pursuant to Section 8.01(f) in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “three (3) Business Day period” shall be deemed to be references to a “two (2) Business Day period”); and

(ii)              prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of three (3) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such three (3) Business Day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) Business Day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e)               Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that such action that would otherwise constitute an Adverse Recommendation Change may only be made in accordance with Section 6.03(d).

(f)                Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)                 “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of related transactions: (A) any direct or indirect acquisition of (1) more than 20% of the assets (whether based on the fair market value, revenue generation or net income) of the Company Group, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets, or (2) more than 20% of the outstanding Company Common Stock (or any Equity Interests convertible into, or exchangeable for, such Company Common Stock); (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group

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(or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Company Common Stock; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Company Common Stock or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii)              “Intervening Event” means any material event, circumstance, change, effect, development or condition first occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, that in no event shall any Effect (as defined below) result from or relating to any of the following give rise to or contribute to an Intervening Event: (A) any Acquisition Proposal or any inquiry, proposal, or offer that would be reasonably expected to lead to an Acquisition Proposal; (B) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the pendency or consummation of the Transactions; (C) any change in the trading price or trading volume of the Company Common Stock on Nasdaq or any change in the Company’s credit rating; or (D) the fact that the Company meets or exceeds internal or published projections, forecasts, estimates, expectations or predictions in respect of any financial or operating metrics for any period (provided that, in each case, the underlying causes thereof may constitute or be taken into account in determining whether there has been an Intervening Event).

(iii)            “Superior Proposal” means any bona fide written Acquisition Proposal (that is not made as a result of a material breach of Section 6.03) made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, that (A) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Company Group, taken as a whole, (B) is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the Transactions (taking into account any bona fide proposed amendment or modification proposed by Parent pursuant to Section 6.03(d)(i)) and (C) the Company Board determines (after consultation with its outside legal counsel and outside financial advisor) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and

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other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.

Section 6.04          Directors’ and Officers’ Indemnification and Insurance.

(a)               For six years after the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under (i) the Company Charter, the Company Bylaws, and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary and (ii) any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (and any Person who becomes a director or officer of the Company or any such Company Subsidiary prior to the Effective Time) (collectively, the “Indemnified Parties”). In addition, for six years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, and any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 6.04(a) and the rights provided under this Section 6.04(a) until disposition of such claim.

(b)               For a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Effective Time, to the same extent such Indemnified Parties are indemnified as of the date of this Agreement pursuant to the Company Charter, the Company Bylaws, and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary and to the fullest extent permitted by applicable Law, the Surviving Corporation shall pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification.

(c)               The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event

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shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d)               In the event the Surviving Corporation or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e)               Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

(f)                The provisions of this Section 6.04 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom shall be third party beneficiaries of this Section 6.04) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable Law, this Section 6.04 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

Section 6.05          Employee Benefits Matters.

(a)               Parent hereby agrees that, for a period of one (1) year immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to provide each Employee as of the Effective Time (each, a “Continuing Service Provider”) to the extent such Continuing Service Provider remains employed by Parent or its Subsidiaries with (i) a base salary or wage rate that is not less than the base salary or wage rate provided by the Company Group to such Continuing Service Provider as of immediately prior to the Effective Time, (ii) target annual cash incentive compensation opportunities for such Continuing Service Provider that are no less favorable than those in effect immediately prior to the Effective Time, and (iii) all other employee benefits (excluding any equity or equity-based compensation, severance, defined benefit pension benefits, non-qualified deferred compensation benefits, retiree health and welfare benefits or change in control, transaction or retention bonuses or payments) that are substantially comparable, in the aggregate to either (A) those in effect for such Continuing Service Providers immediately prior to the Effective Time or (B) those provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries. Without limiting the generality of this Section 6.05(a), and subject to Section 6.05(f) from and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries, to honor all obligations under the Plans other than those terminated pursuant to Section 6.05(e), in each case in accordance with and subject to their terms as in effect immediately prior to the

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Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(b)               Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to cause Continuing Service Providers to receive full service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes, except for paid time off and severance) under any employee benefit plan, program, policy or arrangement, in each case, established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which each Continuing Service Provider may be eligible to participate on or after the Effective Time (a “Parent Plan”) to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not be credited for the purposes of any retiree health or welfare plan, defined benefit pension plan or long-term equity incentive program (including in respect of any “retirement” provisions thereunder) and shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use reasonable best efforts to (i) waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions under a Parent Plan to the extent such conditions are covered immediately prior to the Effective Time a comparable Plan and to the same extent such limitations are waived under such Plan as in effect immediately prior to the Effective Time and (ii) recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Service Provider in the calendar year in which the Effective Time occurs to the same extent recognized under any comparable Plan prior to the Effective Time.

(c)               With respect to each Continuing Service Provider whose employment is terminated without cause during the period commencing on the Closing Date and ending one (1) year after the Closing Date, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries, to provide such Continuing Service Provider with severance benefits equal in value to the severance benefits determined in accordance with (and subject to the terms and conditions of) the policy set forth on Section 6.05(c) of the Company Disclosure Schedule, in each case, taking into account the Continuing Service Provider’s service with the Company Group prior to the Closing and with Parent or its Subsidiaries on or after the Closing.

(d)               To the extent the Closing Date occurs in the 2024 calendar year, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, continue any Plan that is an annual bonus plan for the 2024 calendar year and will administer it in the ordinary course of business consistent with past practice and taking into account determinations made prior to the Closing with respect to such annual bonus program or target amounts thereunder, in all cases pursuant to and subject to the terms of Section 6.05(d) of the Company Disclosure Schedule.

(e)               If requested by Parent as of at least ten (10) days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall take all necessary actions to terminate or cause to be terminated any or all of the Plans sponsored or maintained by the Company or any Company Subsidiaries. The Company shall, or shall cause its applicable Affiliate to, provide Parent with evidence that any requested terminated Plan has been terminated, with the termination of the applicable Plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Company or its applicable Affiliate (the

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form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) no later than the day immediately preceding the Effective Time.

(f)                Without limiting the generality of Section 9.09, nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of Parent or any of its Affiliates, or to create any third-party beneficiary rights in any Employee or Non-Employee Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to amend, modify or terminate any Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with Parent, the Surviving Corporation or any Company Subsidiary or any of their respective Affiliates or in any way limit the ability of Parent, the Surviving Corporation or any Company Subsidiary or any of their respective Affiliates to terminate the employment or service of any Employee or Non-Employee Service Provider at any time and for any reason.

Section 6.06          Regulatory Filings.

(a)               As promptly as practicable after the execution and delivery of this Agreement, each of Parent and the Company shall cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) within ten (10) Business Days after the date of this Agreement (unless a later date is agreed to by the parties), making or causing to be made all filings and submissions required to be made by Parent, the Company or any of their Affiliates under the HSR Act, and (ii) no later than twenty (20) Business Days after the date of this Agreement (and in any event, prior to the expiration of any deadlines under applicable Antitrust Law or any Foreign Investment Law), making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made by any party or any of its Affiliates under any other applicable Antitrust Law or any Foreign Investment Law, as applicable (including the HSR Act filings, the “Regulatory Filings”). The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with the Regulatory Filings and submissions and shall, as promptly as reasonably practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions by any Governmental Authorities. Parent shall pay, or cause its Affiliates to pay, all filing fees required under any applicable Antitrust Law or any applicable Foreign Investment Law for the consummation of the Transactions. Other than in connection with obtaining the authorizations, consents, orders and approvals described in Section 3.06 of the Company Disclosure Schedule, Parent shall not make any filings or notifications under any applicable Antitrust Law or any Foreign Investment Law with any Governmental Authority in respect of the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(b)               Subject to the last sentence of Section 6.06(a), each of Parent and the Company shall diligently assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Parent to be submitted by any of them or their

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Affiliates to any Governmental Authorities in connection with the Transactions and in obtaining any Governmental Authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals which may be required to be obtained by Parent, the Company or any of their Affiliates in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the requesting party all information that such party or its counsel reasonably determines is required to be included in such documents or would be helpful in obtaining such required waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals). Parent and the Company shall consult in good faith regarding strategy for obtaining approvals or expiration or termination of any waiting period required to be obtained by Parent, the Company or any of their Affiliates in connection with the Transactions; provided, that in the event of a dispute between Parent and the Company, the final determination regarding such strategy (including, the conduct and scheduling of any negotiations with Governmental Authorities, and decisions regarding the defense and settlement of any litigation under any applicable Antitrust Law or Foreign Investment Law) shall be made by Parent. Notwithstanding the foregoing, neither Parent nor the Company shall, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), commit to or agree with any Governmental Authority (A) to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act, or any other applicable Antitrust Law or any other Foreign Investment Law, or (B) not to consummate the Transactions for any period of time; provided that, Parent may determine in its sole discretion (without the Company’s consent) to pull and refile its filing made under the HSR Act in connection with the transactions contemplated hereby on one occasion.

(c)               Each of the parties shall (i) promptly inform the other parties of any oral communication, and provide copies of written communications, with any Governmental Authority regarding any Regulatory Filing or any review or investigation of the Transactions under any applicable Antitrust Law or Foreign Investment Law and (ii) have the right to review in advance any filing made with, or other material communications submitted to, any Governmental Authority in connection with the Transactions. Subject to this Section 6.06 and applicable Laws relating to the exchange of information, each party shall consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and each party shall give reasonable advance notice to the other parties of, and afford the other parties the opportunity to attend or participate in, material conferences, meetings and telephone or other communications between the other parties and Governmental Authorities concerning the Transactions, unless prohibited by such Governmental Authority. Materials required to be provided pursuant to this Section 6.06(c) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements in existence as of the date of this Agreement, and (iii) as necessary to address attorney-client or other privilege concerns. Each party, as each reasonably deems advisable, shall be entitled to designate any competitively sensitive material provided to the other parties under this Section 6.06 as “Antitrust/FDI Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

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(d)               Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent, Merger Sub or any of their respective Affiliates to (and neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, agree to, or take any of the following actions): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, license or other conveyance of any categories, portions or parts of assets, properties, products, rights, services, or businesses of Parent, the Company or any of their respective Affiliates, or agree to any other structural or conduct remedy (including any conduct of business arrangements or termination of any existing relationships or contractual rights and obligations); or (ii) otherwise take or commit to take any actions that would limit Parent’s, the Company’s or any of their respective Affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses, or any interest or interests therein (any of the actions described in the preceding clauses (i)-(ii), a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing.

(e)               Each of Parent and the Company shall use its reasonable best efforts to defend through litigation on the merits any claim under any applicable Antitrust Law asserted in court or any administrative or other tribunal by any third party, including any Governmental Authority of competent jurisdiction, challenging the Transactions, in order to avoid the entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent), in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to consummate the Transactions.

(f)                Until the earlier of the termination of this Agreement and the Effective Time, none of the Company, Parent, Merger Sub nor any of their controlled Affiliates shall after the date of this Agreement acquire or agree to acquire any rights, business, person or division thereof (by way of license, merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to obtain the approval of any Governmental Authority under any applicable Antitrust Law or Foreign Investment Law or the expiration or termination of any applicable waiting period with respect to the Transactions.

Section 6.07          Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Promptly following the execution of this Agreement, Parent shall, or shall cause the sole stockholder of Merger Sub to, execute and deliver to the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 6.08          Public Announcements. The parties agree that the initial press releases to be issued by the Company and Parent with respect to the Transactions shall be in the forms heretofore agreed to by the parties. Thereafter until the Effective Time, each of Parent and

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the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent (i) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 6.08 or (ii) public disclosure is required by applicable Law or the requirements of Nasdaq, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except no party shall be required to consult with any other party respect to the matters described in, and subject to the requirements of, Section 6.03, Section 8.01 and Section 8.03 or any dispute between the parties regarding this Agreement or the Transactions.

Section 6.09          Stock Exchange De-Listing. The Company shall cooperate with any reasonable requests of Parent and in response thereto, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.10          Stockholder Litigation. During the Pre-Closing Period, in the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought or, to the Knowledge of the Company, threatened, by any stockholder of the Company against any member of the Company Group, any of their respective Representatives (the “Transaction Litigation”), the Company shall, promptly (and in any event within forty-eight (48) hours) after receiving notice of any such Transaction Litigation, notify Parent and Merger Sub of such Transaction Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Transaction Litigation. Without limiting the preceding sentence, the Company shall provide Parent with a reasonable opportunity to review and comment on all material filings and responses to be made by the Company in connection with any such Transaction Litigation, and reasonable opportunity to consult on the settlement with respect to such Transaction Litigation. The Company will consider in good faith any comments by Parent with respect to such matters and the Company shall not agree to settle any such Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall keep Parent reasonably and promptly informed with respect to the status of any Transaction Litigation.

Section 6.11          Takeover Laws. If any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other applicable anti-takeover Law (including Section 203 of the DGCL) becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

Section 6.12          Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any written notice to the receiving party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Authority,

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the Nasdaq (or any other securities market) in connection with the Transactions; or (c) if to the Knowledge of the Company there has occurred, or if Parent obtains knowledge of the occurrence of, as applicable, an event which would or would be reasonably likely to result in the failure of any condition set forth in Article VII to be satisfied. Without limiting the foregoing, unless prohibited under any Privacy Obligations, and in each case subject to Section 6.02(a), the Company shall notify Parent in writing promptly, and in any event within seventy-two (72) hours, upon becoming aware of any unauthorized access or use of any sensitive or confidential information, including Personally Identifiable Information, in the possession or control of the Company or any Company Subsidiary that would (i) reasonably be expected to be material to the Company Group, taken as a whole, or (ii) require any notification to be given to any Person under any Privacy Obligation, and provide Parent with the following information in reasonable detail (to the extent reasonably available to the Company): (A) the nature and scope of such Data Breach (including the types of Personally Identifiable Information and number of individuals impacted, if applicable), (B) a summary of efforts taken or anticipated to be taken by the Company to investigate, remediate, mitigate and contain such Data Breach and (C) any notifications provided (or anticipated or otherwise required to be provided) to any Governmental Authority, impacted individual or other third party with respect to such Data Breach. Subject to, and in accordance with, Section 6.02(a), the Company shall provide Parent with reasonable periodic updates of the foregoing information with respect to any such Data Breach reported to Parent. In no event shall (A) the delivery of any notice by a party pursuant to this Section 6.12 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (B) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not give rise to any right to terminate under Article VIII.

Section 6.13          Section 16. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14          Payoff Letter. The Company shall use its reasonable best efforts to: (a) obtain a customary pay-off letter or termination agreement (in form and substance reasonably acceptable to Parent) (the “Debt Payoff Letter”) and lien terminations to the extent necessary for the release of all Liens related to, and the payoff, discharge and termination in full of, all obligations outstanding under the Amended and Restated Credit Agreement, dated as of December 21, 2023, among Atrion Corporation, as borrower, and Wells Fargo Bank, National Association, as lender (as amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and (b) provide Parent with a copy of such fully executed Debt Payoff Letter at least two (2) Business Days prior to the Closing Date.

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Article VII

CONDITIONS TO THE MERGER

Section 7.01          Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) of the following conditions:

(a)               Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)               No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c)               Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Authority not to consummate the Merger shall have expired or been terminated, and (ii) all required consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained (all such consents, approvals, non-disapprovals, authorizations, and the lapse of waiting periods, including under the HSR Act, of such jurisdictions, being the “Requisite Regulatory Approvals”).

Section 7.02          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a)               Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.01, Section 3.02(c), Section 3.02(d), Section 3.04, Section 3.05, Section 3.06(a)(i), Section 3.25, Section 3.26, Section 3.27, and Section 3.28 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in (A) Section 3.04(a), Section 3.04(d) and Section 3.04(e), which shall be true and correct in all respects, and (B) Section 3.04(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), (ii) the representation and warranty of the Company in Section 3.10(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, and (iii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement

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and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties referenced in this clause (iii) to be so true and correct would not have a Company Material Adverse Effect.

(b)               Agreements and Covenants. The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)               No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)               Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

(e)               No Order. The condition set forth in Section 7.01(b) (if the decision, injunction, decree, ruling, Law or Order relates to a Requisite Regulatory Approval) shall have been satisfied without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing).

(f)                Regulatory Approvals. The condition set forth in Section 7.01(c) shall have been satisfied without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing).

Section 7.03          Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)               Representations and Warranties. (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.02 and Section 4.08 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall have been true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or otherwise have a material adverse effect on, the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

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(b)               Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)               Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01          Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time as follows (the date of any such termination, the “Termination Date”):

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company, if the Effective Time shall not have occurred by 5:00 p.m., New York time, on February 28, 2025 (as it may be extended pursuant to the following proviso, the “Outside Date”); provided that if, on such date, any of the conditions set forth in Section 7.01(b) (solely to the extent the Law or Order giving rise to such condition not having been satisfied relates to a Requisite Regulatory Approval), Section 7.01(c), Section 7.02(e) (solely to the extent the Law or Order giving rise to such condition not having been satisfied relates to a Requisite Regulatory Approval) or Section 7.02(f) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then either Parent or the Company may, by written notice to the other party, elect to extend such date to August 28, 2025; provided further that the right to terminate this Agreement under this Section 8.01(b), shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)               by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited;

(d)               by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (or any adjournment or postponement thereof at which a vote is taken on the Merger);

(e)               by Parent if, prior to obtaining the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change;

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(f)                by the Company, at any time prior to the time at which the Company Stockholder Approval is obtained, if the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.03.

(g)               by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 8.01(g), and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(g), and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent is then in breach of any of its representations or warranties or Parent or Merger Sub is then in breach of any of its covenants or agreements hereunder, in either case, such that any condition in Section 7.03(a) or Section 7.03(b) is not satisfied or capable of being satisfied by the Outside Date; or

(h)               by the Company, if Parent shall have breached any of its representations or warranties, or Parent or Merger Sub shall have failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 8.01(h), and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(h) and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that any condition in Section 7.02(a) or Section 7.02(b) is not satisfied or capable of being satisfied by the Outside Date.

Section 8.02          Notice of Termination; Effect of Termination.

(a)               A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any valid termination in accordance with Section 8.01 (other than Section 8.01(a)) shall be effective immediately upon delivery of such written notice to the other party.

(b)               In the event of a valid termination of this Agreement by the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and (ii) subject to Section 8.03, nothing herein shall relieve any party from liability for any Fraud or Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

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Section 8.03          Fees and Expenses.

(a)               Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement, including Section 2.02(a), Section 6.04(c) and Section 6.06(a).

(b)               If this Agreement is validly terminated:

(i)                 by (A) Parent or the Company pursuant to (x) Section 8.01(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by the proviso in Section 8.01(b) and, in each case, excluding any termination for which the Parent Termination Fee is paid or becomes payable to the Company pursuant to Section 8.03(b)(iv)) or (y) Section 8.01(d), or (B) by Parent pursuant to Section 8.01(g), then, if (1) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public that remains outstanding and is not publicly withdrawn as of (x) in the case of clause (A)(y), the date that is seven (7) Business Days prior to the Company Stockholders’ Meeting and (y) in the case of clause (A)(x) and clause (B), the Termination Date, and (2) within twelve (12) months of the Termination Date, an Acquisition Proposal is consummated by the Company or any Company Subsidiary, or a definitive agreement with respect to an Acquisition Proposal is entered into by the Company or any Company Subsidiary or is submitted to the stockholders of the Company or any Company Subsidiary for adoption, then the Company shall pay Parent the amount of $20,000,000 (the “Company Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days of the earliest to occur of the entry by the Company into the agreement with respect to an Acquisition Proposal, the submission of an agreement with respect to an Acquisition Proposal to the stockholders of the Company for adoption or the consummation of any transaction that is the subject of an Acquisition Proposal;

(ii)              by Parent pursuant to Section 8.01(e), then the Company shall pay to Parent the Company Termination Fee;

(iii)            by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee; or

(iv)             by (A) Parent or the Company pursuant to Section 8.01(b) or (B) Parent or the Company pursuant to Section 8.01(c) (if the Law or Order giving rise to such termination right relates to Requisite Regulatory Approvals) and, in each case, at the time of such termination, (1) one or more of the conditions set forth in Section 7.01(b), Section 7.02(e) (in the case of Section 7.01(b) and Section 7.02(e), only if the Law or Order giving rise to such condition not having been satisfied relates to Requisite Regulatory Approvals), Section 7.01(c) or Section 7.02(f) shall not have been satisfied, and (2) the other conditions set forth in Section 7.01 and

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Section 7.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided that those conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date), then Parent shall pay, or cause to be paid, to the Company an amount equal to $40,725,000 (the “Parent Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days after such Termination Date.

(c)               The Company Termination Fee payable by the Company under (i) Section 8.03(b)(iii) shall be paid to Parent or its designee by the Company by wire transfer of immediately available funds prior to or substantially concurrently with, and as a condition to the effectiveness of, termination of this Agreement by the Company pursuant to Section 8.01(f) and (ii) Section 8.03(b)(ii) shall be paid to Parent or its designee by the Company in immediately available funds within two (2) Business Days after the termination of this Agreement by Parent pursuant to Section 8.01(e).

(d)               For purposes of Section 8.03(b)(i), Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(f)(i), except that references to 20% in the definition thereof shall be deemed to be references to 50%.

(e)               The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to pay when due any amount pursuant to this Section 8.03, then the Company or Parent, as applicable, shall also (i) reimburse the other party for all Expenses incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.03, and (ii) pay to the other party, interest on such overdue amount from the date such payment was required to be paid until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. In no event shall (A) the Company be required to pay the Company Termination Fee or (B) Parent be required to pay the Parent Termination Fee, in each case, in connection with the termination of this Agreement or the Transactions more than once. In no event will any party be entitled to receive both (x) a grant of specific performance which results in the consummation of the Effective Time as contemplated in this Agreement, and (y) payment of the Company Termination Fee or the Parent Termination Fee, as applicable.

(f)                Each of the parties acknowledges that any amounts payable by the Company pursuant to this Section 8.03, including the Company Termination Fee or the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g)               In circumstances where (i) the Company Termination Fee is payable in accordance with Section 8.03(b), the payment of the Company Termination Fee by or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable

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proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company, the Company Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise or (ii) the Parent Termination Fee is payable in accordance with Section 8.03(b), the payment of the Parent Termination Fee by or on behalf of Parent shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent, Merger Sub and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and, in each case, upon payment of such amount, no such person shall have any further liability or obligation relating to or arising out of this Agreement, the termination hereof or the Transactions; provided that, nothing herein shall release either the Company or Parent from liability for Fraud or Willful Breach.

Article IX

GENERAL PROVISIONS

Section 9.01          Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by email transmission (upon confirmation of receipt and provided that if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

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(a)	if to Parent or Merger Sub: Nordson Corporation

28601 Clemens Road
Westlake, Ohio 44145
Attention: Jennifer L. McDonough
Email:

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: James P. Dougherty

                Shanu Bajaj

Email:

(b)	if to the Company: Atrion Corporation 2700 Halkey-Roberts Place North Saint Petersburg, FL 33716 Attention: David A. Battat Email:

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue
New York, NY 10022
Attention: Clare O’Brien

                Derrick Lott
Email:

Section 9.03          Certain Definitions.

(a)               For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 6.03 or any other provision of this Agreement and (b) contains provisions with respect to confidentiality that are no more favorable to the counterparty than those contained in the Confidentiality Agreement.

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“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal.

“Affiliate” of a specified person means a person that or who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering, including the FCPA, the UK Bribery Act of 2010, as amended, or any successor statute, rules or regulations thereto and the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws (including the HSR Act) that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by applicable Law to close.

“Clean Team Agreement” means that certain Clean Team Confidentiality Agreement, dated April 25, 2024, between Parent and the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and each Company Subsidiary.

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect (each, an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with any other Effect, has had, or would reasonably be expected to have (a) a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole, or (b) a material adverse effect on the ability of the Company to consummate the Transactions on or prior to the Outside Date; provided, however, that, in the case of clause (a), in no event shall any Effect resulting from or relating to any of the following, alone or in combination, be deemed to constitute a Company Material Adverse Effect, and no Effect resulting from or relating to any of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) general economic, political, regulatory, business, banking, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency, (ii) changes generally affecting the industries (including seasonal fluctuations) in which the Company or any of the Company Subsidiaries operates, (iii) any change in accounting requirements or principles required by GAAP (or the interpretation thereof) or required by any change in applicable Laws (or the interpretation thereof) after the date hereof, (iv) any

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disease outbreak, epidemic or pandemic (including the SARS CoV-2 or COVID-19 virus) and any evolutions or mutations thereof or quarantine restrictions, natural disasters or other force majeure events or the worsening of any of the foregoing, or the escalation of or acts of armed hostility or terrorism or escalation or worsening of war, (v) changes proximately caused by the announcement of the execution of this Agreement or the pendency of the Transactions, the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, and any loss of or adverse change in any relationship, contractual or otherwise, with any Governmental Authority, supplier, vendor, Employee or Non-Employee Service Provider, partner, licensor, licensee or any other party having business dealings with the Company or any Company Subsidiary, or departure of any employees or officers of the Company or any Company Subsidiary, in each case as a result thereof or in connection therewith (provided that the exceptions in this subclause (v) shall not apply to any representations and warranties that purport to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or completion of the Transactions, including as contained in Section 3.06 or the condition in Section 7.02(a) as it relates to the representations or warranties contained in Section 3.06), (vi) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business) or the taking of any action requested or consented to in writing by Parent prior to the taking of such action, (vii) any change or volatility in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that, except as otherwise provided in this definition, the underlying cause of such change or volatility may be considered in determining whether there is a Company Material Adverse Effect), or (viii) any failure to meet internal or published projections, forecasts, estimates, expectations or predictions in respect of any financial or operating metrics for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect); provided further, that if the exceptions set forth in subclauses (i), (ii) , (iii) and (iv) have a disproportionate impact on the Company Group, taken as a whole, compared to other companies that operate in the industries in which the Company Group operates, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact.

“Company Product” means the products and services currently being sold or distributed by a member of the Company Group.

“Company RSU” means each restricted stock unit (including any Director DSUs) granted to an Employee or Non-Employee Service Provider, whether stock-settled or cash-settled, whether settled on a current or a deferred basis, and whether or not granted pursuant to a Company Stock Plan.

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“Company Stock Plans” means the Amended and Restated Atrion Corporation 2006 Equity Incentive Plan, and the Atrion Corporation 2021 Equity Incentive Plan, in each case, as amended.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Subsidiary” means a Subsidiary of the Company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 11, 2024, between Parent and the Company, as amended.

“Contract” means any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Device Regulatory Laws” means (i) Laws administered by the FDA relating to the regulation of the procurement, design, research, development, testing, studying, manufacturing, quality, licensing, production, processing, handling, packaging, labeling, storage, advertising, use, promotion, marketing, importation, exportation, sale and distribution of medical devices or components thereof, and any analogous applicable Laws of any State or non-U.S. jurisdiction; (ii) ISO 13485:2016, EU Medical Devices Directive 93/42/EEC, and the EU Medical Devices Regulation 2017/746; (iii) any applicable civil and criminal health care Laws, including the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. § 1320a-7b(f)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and any analogous applicable Laws of any State or non-U.S. jurisdiction; and (iv) any guidance documents that are issued by the FDA (e.g., Guidance for Industry) or any other Governmental Authority with jurisdiction over any member of the Company Group.

“Director DSU” means each time-based restricted stock unit granted to a non-employee director of the Company under the Atrion Corporation 2021 Equity Incentive Plan, which settles on a deferred basis.

“Employee” means any current or former officer or employee of the Company or any Company Subsidiary.

“Environmental Law” means any Law relating to human health and safety as they relate to Hazardous Materials, or to the protection of the environment or any Release, use,

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handling, treatment, storage, disposal, generation or manufacture of any Hazardous Material.

“Environmental Permit” means any Company Permit relating to or required by Environmental Laws.

“Equity Interests” means any (a) shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (b) options, warrants, calls, restricted stock units, performance stock units, contingent value rights, “phantom” stock or rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (c) securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or (d) any other rights or instruments that are linked in any way to the price of the shares of capital stock of any other person or the value of all or any part of another person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or trade or business under common control with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party and its Affiliates) incurred (whether or not billed) at any time (whether before or after the date of this Agreement) by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Health Care Program” means Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. § 1320a-7b(f).

“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, at 21 U.S.C. §§ 301 et. seq. and its implementing regulations and guidance.

“Foreign Investment Law” means any Laws that are designed to prohibit, restrict or regulate foreign investment.

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“Fraud” means common law fraud under Delaware Law; provided that, under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or other fraud or torts based on reckless disregard or negligence.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 812, and equivalent non-U.S. Laws to which any member of the Company Group is subject.

“Good Laboratory Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of nonclinical laboratory studies that support or are intended to support applications for research or marketing permits for products regulated by FDA, including but not limited to FDA’s regulations in 21 C.F.R. Part 58.

“Hazardous Materials” means (i) any petroleum products or byproducts, radioactive materials, asbestos, asbestos-containing material, ethylene oxide, per- and polyfluoroalkyl substances or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” or “toxic” substance, material, or waste, or as a “pollutant” or “contaminant”, or analogous terminology under any applicable Law pertaining to the environment.

“HIPAA” means the Health Insurance Portability and Accountability Act as amended, 42 U.S.C. § 1320d et seq.

“Intellectual Property” means any and all intellectual property and equivalent proprietary rights in any jurisdiction throughout the world, including any and all: (a) trademarks, service marks, trade names, trade dress, Internet domain names and any and all other identifiers indicating the business or source of goods or services (whether Registered, arising under common law or statutory law, or otherwise) and any and all goodwill connected with the use thereof and symbolized thereby; (b) patents (including provisionals, reissues, divisionals, reexaminations, continuations and continuations-in-part, extensions and counterparts thereof); (c) trade secrets and rights in know-how, methodologies, pricing information, confidential research, algorithms, models, processes, formulas, client lists, invention rights, and other confidential or proprietary information; (d) copyrights (whether Registered or not and including copyrights in Software), moral rights and design rights; (e) other intellectual property rights in Software, data, and databases; and (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (e).

“Key Employee” means an Employee (i) with an annual base salary or wages of $200,000 or above or (ii) who has a title of Vice President or above.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 9.03(a) of the Company Disclosure Schedule.

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“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party that the Company or any Company Subsidiary is, or is purported to be, licensed, sublicensed or otherwise permitted to use (including through having obtained a covenant not to sue).

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, licenses, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“Nasdaq” means the Nasdaq Global Select Market.

“Non-Employee Service Provider” means any current or former non-employee director, consultant, advisor, vendor or other individual independent contractor of the Company or any Company Subsidiary.

“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.

“OAI” means Official Action Indicated, which is a designation that FDA issues after conducting an inspection and finding regulatory violations that require further regulatory and/or administrative actions.

“Open Source Software” means any “open source” Software, or other Software having an equivalent licensing or distribution model (including Software licensed pursuant to any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License or MIT, or Apache licenses).

“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any

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Owned Real Property and which are not violated by the current use and operation of the real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy, operation or use of any Owned Real Property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any non-exclusive licenses to or of, or other permissions to use, Intellectual Property granted in the ordinary course of business consistent with past practice and (h) any statutory Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any Owned Real Property.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personally Identifiable Information” means any data or information that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Laws or any information that is governed, regulated or protected by one or more applicable Laws concerning information relating to an identified or identifiable individual natural person or household.

“Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether written or unwritten and whether or not subject to ERISA, (ii) bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, incentive, deferred compensation, performance award, retiree medical or life insurance, supplemental retirement, severance or other benefit plan, agreement, program, policy or arrangement, and (iii) any employment, consulting, termination, severance, change of control, retention or other plan, agreement, program, policy or arrangement, in each case, (A) to which the Company or any Company Subsidiary is a party, (B) with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any obligation or direct or indirect liability or (C) which are established, maintained, administered, contributed to (or required to be contributed to) or sponsored by the Company or any Company Subsidiary for the current or future benefit of any Employee or Non-Employee Service Provider, other than a plan, policy, program or arrangement which is sponsored or maintained by a Governmental Authority.

“Privacy Laws” means all applicable Laws that govern or relate to privacy, data security, marketing or the receipt, collection, compilation, use, storage, sharing, safeguarding, security, disposal, destruction, disclosure, transfer, or other processing of Personally Identifiable Information.

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“Privacy Obligations” means all (a) Privacy Laws and (b) internal and external published policies and procedures, binding industry standards, and restrictions and requirements contained in any Contract to which the Company or any Company Subsidiary is bound, in each case under this clause (b), relating to privacy, data security, marketing or the receipt, collection, compilation, use, storage, sharing, safeguarding, security, disposal, destruction, disclosure, transfer, or other processing of Personally Identifiable Information.

“Proxy Statement Clearance Date” means the earlier of (a) the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (b) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“QSR” means Quality System Regulations, which are promulgated in 21 C.F.R. Part 820.

“Registered” means registrations, recordations, filings, renewals and applications for any of the foregoing with, granted by or pending before a Governmental Authority or Internet domain name registrar.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such person or any of its Subsidiaries.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been since January 1, 2021, the subject or target of a comprehensive embargo under Sanctions Laws (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Russia and Syria).

“Sanctioned Person” means any person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a) of this definition; or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by

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the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the United Kingdom of Great Britain, the European Union or the United Nations Security Council.

“Software” means (a) computer programs, software, systems and code, including software implementation of algorithms, models and methodologies, program interfaces, source-code and object-code; (b) databases and compilations, operating systems and specifications, data and database management code; (c) utilities, graphical user interfaces, menus, images, icons, forms, methods of processing; (d) documentation, including programmer notes, user manuals and training materials, relating to such computer programs; and (e) in each case of the foregoing clauses (a) through (d), all versions, updates, corrections, enhancements and modifications thereof.

“Subsidiary” or “Subsidiaries” of any person shall mean (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other Subsidiaries of such person, (b) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Systems” means any and all computers, information technology and data processing systems, assets, equipment, facilities and services used or held for use by any member of the Company Group, including all Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, algorithms, telemetry, charging, communication protocols, hosting, applications, networks (including cloud-based), data, communications facilities, platforms and related equipment, systems and services, and all content and related documentation associated with each of the foregoing.

“Tax” or “Taxes” means any federal, state, local and non-U.S. taxes of any kind whatsoever, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated and other similar taxes and any other assessment, fee, duty, levy or charge, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, claim for refund or information return or statement, as well as any schedule or attachment thereto and any amendment thereof.

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“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

“Willful Breach” means a material breach of, or material failure to perform a covenant or other agreement contained in, this Agreement, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b)               The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§ 6.03(f)(i)
Action	§ 3.11
Adverse Recommendation Change	§ 6.03(c)
Affiliate Transaction	§ 3.24
Agreement	Preamble
Book-Entry Shares	§ 2.02(a)
Burdensome Condition	§ 6.06(d)
Capitalization Date	§ 3.04(b)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(a)
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Agent	§ 9.09(b)
Company Board	Recitals
Company Board Recommendation	§ 3.25(a)
Company Bylaws	§ 1.05
Company Charter	§ 1.05
Company Common Stock	§ 3.04(a)
Company Disclosure Schedule	Article III
Company Permits	§ 3.07
Company PSUs	§ 2.04(a)
Company Stockholder Approval	§ 3.25(b)
Company Termination Fee	§ 8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)
Continuing Service Provider	§ 6.05(a)
Debt Payoff Letter	§ 6.14
DGCL	Recitals
Dissenting Shares	§ 2.06
Effect	§ 9.03(a)

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Defined Term	Location of Definition

Effective Time	§ 1.03
Enforceability Exceptions	§ 3.05
Exchange Act	§ 3.06(b)
Excluded Shares	§ 2.01(a)
FDA Application Integrity Policy	§ 3.22(e)
GAAP	§ 3.09(b)
Governmental Authority	§ 3.06(b)
HSR Act	§ 3.06(a)
Indemnified Parties	§ 6.04(a)
Intervening Event	§ 6.03(f)(ii)
IRS	§ 3.12(a)
Latest Balance Sheet	§ 3.09(e)
Law	§ 3.06(a)
Material Contracts	§ 3.16(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Opinion	§ 3.27
Outside Date	§ 8.01(b)
Owned Real Property	§ 3.14(a)
Parent	Preamble
Parent Board	Recitals
Parent Termination Fee	§ 8.03(b)(iv)
party	Preamble
Paying Agent	§ 2.02(a)
Paying Agent Agreement	§ 2.02(a)
Payment Fund	§ 2.02(a)
Pre-Closing Period	§ 5.01(a)
Proxy Statement	§ 6.01(a)
Requisite Regulatory Approvals	§ 7.01(c)
Sarbanes-Oxley Act	§ 3.09(a)
SEC	Article III
SEC Reports	§ 3.09(a)
Securities Act	§ 3.09(a)
Shares	§ 2.01(a)
Superior Proposal	§ 6.03(f)(iii)
Surviving Corporation	§ 1.01
Termination Date	§ 8.01
Truist	§ 3.27
Voting Agreement	Recitals

Section 9.04          Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, a Schedule, an Article or a Section, such reference shall be to an Exhibit, a Schedule, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for

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reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to (i) Parent and Merger Sub if such documents, materials or information were available for review by Parent or its Representatives through the electronic data room hosted by Datasite LLC at least one (1) Business Day prior to the date of this Agreement, and (ii) the Company if such documents, materials or information were delivered electronically to the Company or its Representatives by Parent or its Representatives in connection with the Transactions and receipt thereof was acknowledged by the Company or its Representatives at least one (1) Business Day prior to the date of this Agreement, or, in either case, disclosed in an SEC Report filed and publicly available at least two (2) Business Days prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

Section 9.05          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.06          Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including and as qualified by the Company Disclosure Schedule), with respect to the Company, and Article IV, with respect to Parent, which

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representations and warranties by the Company and Parent constitute the sole and exclusive representations and warranties of the Company and Parent in connection with this Agreement or the Transactions, (a) no party makes, no party has made, and no party is relying on or has relied on, any representations or warranties relating to itself or its businesses or otherwise in connection with this Agreement or the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with this Agreement or the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives, whether received prior to or after the date of this Agreement, are not and shall not be deemed to be or to include representations or warranties (unless such material or information is the subject of any representation or warranty set forth in this Agreement) and none of Parent or Merger Sub, on the one hand, or any member of the Company Group, on the other hand, will have any claim against such other persons, or any of their respective Affiliates, shareholders or Representatives, or any other person with respect thereto.

Section 9.07          Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Confidentiality Agreement and the Clean Team Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.08          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09          No Third-Party Beneficiaries; Appointment of Agent.

(a)               Each of the parties agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the applicable parties hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except in each case, for (A) Section 6.04 (of which the Indemnified Parties are express third party beneficiaries), and (B) if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration in accordance with Article II. Notwithstanding the foregoing, in the event of Parent or Merger Sub’s Willful Breach of this Agreement or Fraud, then the stockholders of the Company, acting solely through the Company Agent (as defined below), shall, following valid termination of this Agreement pursuant to Article 8 (and subject in any event to Section 8.02 and Section 8.03), be entitled to pursue

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damages (which may include the benefit of the bargain lost by the stockholders of the Company); provided that in no event shall any such stockholder of the Company be entitled to enforce any of their rights, or any of Parent or Merger Sub’s obligations, under this Agreement, including in the event of any such Willful Breach of this Agreement or Fraud, and, to the extent permitted by applicable Law, the rights granted pursuant to this sentence shall be enforceable only by the Company Agent, on behalf of and as agent for the stockholders of the Company, in the Company Agent’s sole discretion.

(b)               For purposes of efficiency and administrability, in order to enforce such third party beneficiary rights set forth in Section 9.09(a), to the fullest extent permitted by applicable Law, the Company shall be designated as and act as the sole and exclusive agent of the holders of Shares prior to the Closing (the “Company Agent”), with the right, on behalf of such holders, to pursue and recover any remedies, damages or other amounts, whether in law or in equity, to which such holders may be entitled arising out of this Agreement, under which designation, the rights granted pursuant to this Section 9.09 and Section 8.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the bargain of the Transactions to the stockholders of the Company) shall be enforceable on behalf of the stockholders of the Company only by the Company in accordance with Section 9.09(a); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

Section 9.10          Remedies; Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto hereby waives and agrees not to assert any objections to any remedy referred to in this Section 9.10 (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).

Section 9.11          Governing Law.

(a)               This Agreement and all Actions arising under this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving

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effect to any applicable principles of conflict of laws that would cause the applicable Laws of another jurisdiction other than the State of Delaware to otherwise govern this Agreement.

(b)               The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.

Section 9.12          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13          Amendment. This Agreement may be amended by the parties by action taken by or on behalf of the Company Board or Parent Board, as applicable, at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 9.14          Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any

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document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.15          Company Disclosure Schedule. The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement except to the extent set forth in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (b) shall not be construed as an admission by the Company to any third party of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any applicable Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, applicable Law or Order shall be construed as an admission or indication to any third party that a breach or violation exists or has actually occurred. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Section 251 of the DGCL, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”

Section 9.16          Counterparts. This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Nordson Corporation
By:	/s/ Stephen Lovass
Name:	Stephen Lovass
Title:	Executive Vice President

ALPHA MEDICAL MERGER SUB, INC.
By:	/s/ Stephen Lovass
Name:	Stephen Lovass
Title:	President

[Signature Page to Agreement and Plan of Merger]

ATRION CORPORATION
By:	/s/ David A. Battat
Name:	David A. Battat
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Voting and Support Agreement

[See attached]

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of May 28, 2024, by and among the Persons listed on Schedule A (each a “Stockholder” and collectively, the “Stockholders”) in each such person’s capacity as a stockholder of Atrion Corporation, a Delaware corporation (the “Company”), and Nordson Corporation, an Ohio corporation (“Parent”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, in order to induce Parent and Alpha Medical Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to the number of shares of common stock, par value $0.10 per share, of the Company (the “Shares”) that such Stockholder beneficially owns and are set forth next to such Stockholder’s name on Schedule A (together with such additional Shares or voting securities of which such Stockholder acquires record or beneficial ownership after the date hereof, such Stockholder’s “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Grant of Proxy; Voting Agreement

Section 1.01.      Voting Agreement. Beginning on the date hereof until the Expiration Date, each Stockholder hereby irrevocably and unconditionally agrees that at any meeting of the stockholders of the Company, however called, and at any adjournment thereof, at which the Merger Agreement (or any amended version thereof) or the Transactions, are submitted for the consideration and vote of the stockholders of the Company, or in any other circumstance in which the vote or other approval of the stockholders of the Company is sought, each Stockholder shall, in each case to the fullest extent that its Subject Shares are entitled to vote thereon, (a) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum, (b) vote (or cause to be voted), in person or by proxy, all Subject Shares that such Stockholder is entitled to vote at the time of any vote (i) in favor of the approval and adoption (as applicable) of the Merger Agreement and any actions related thereto, (ii) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the approval and adoption (as applicable) of the Merger Agreement and any actions related thereto, and (iii) against any (1) Acquisition Proposal, (2) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (3) action or agreement the consummation of which would reasonably be expected to prevent or delay the consummation of the Transactions, (4) any action or agreement that would reasonably be expected to result in a material breach or violation of any covenant, representation or warranty or any other obligation of such Stockholder contained in this Agreement, or (5) any change in the membership of the Company Board, unless approved by Parent.

Section 1.02.      Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Subject Shares (and such Stockholder hereby represents that any such prior proxy is revocable). By entering into this Agreement, such Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Subject Shares; provided that (a) Parent shall not exercise the proxy granted by such Stockholder under this Section 1.02 more than ten (10) Business Days prior to the Company Stockholders’ Meeting unless such Stockholder fails to comply with his obligation under this Agreement or attempts or purports to vote the Subject Shares in a manner inconsistent with Section 1.01 and (b) if Parent intends to exercise the proxy granted by such Stockholder under this Section 1.02 between the tenth (10th) Business Day and the second (2nd) Business Day prior to the Company Stockholders’ Meeting, Parent shall provide the applicable Stockholder with written notice at least twenty-four (24) hours prior to exercising such proxy. The proxy granted by such Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into the Merger Agreement and incurring certain related fees and expenses. The proxy granted by such Stockholder shall automatically be revoked upon the Expiration Date. Each Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Section 1.02. Each Stockholder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy. Each Stockholder hereby agrees not to grant any proxy during the term of this Agreement with respect to any Subject Shares that is inconsistent with the proxy granted pursuant to this Section 1.02. Any attempt by such Stockholder to grant a proxy, vote or express dissent with respect to (or otherwise to utilize the voting power of) its Subject Shares in a manner inconsistent with the proxy granted pursuant to this Section 1.02 shall be null and void ab initio.

Article 2
Representations and Warranties of Stockholders

Each Stockholder on its own behalf represents and warrants to Parent, severally and not jointly, as of the date hereof with respect to such Stockholder, that:

Section 2.01.      Authorization; Binding Agreement. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the organizational or individual powers of such Stockholder and have been duly authorized by all necessary

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action on the part of such Stockholder. This Agreement constitutes a legal, valid and binding Agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject, in the case of enforceability, to the Enforceability Exceptions. If such Stockholder is married and the Subject Shares set forth on Schedule A hereto opposite such Stockholder’s name constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. Other than as provided in the Merger Agreement and except for any filings by such Stockholder with the SEC, the execution, delivery and performance by such Stockholder of this Agreement do not require any action by or in respect of, or any notice, report or other filing by such Stockholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent, delay or impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.02.      Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the performance of its obligations hereunder do not and will not (i) if such Stockholder is an entity, violate the certificate of incorporation or bylaws (or other comparable organizational documents) of such Stockholder, (ii) violate any Law applicable to such Stockholder, or (iii) require any consent, payment, notice to, or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any Contract to which such Stockholder is a party, in each case of this clause (iii), other than such consents, payments, notices to, or other actions that (A) have been duly obtained prior to the execution and delivery of this Agreement or (B) would not reasonably be expected to, individually or in the aggregate, prevent, delay or impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.03.      Ownership of Shares. [Except as disclosed in Footnote 7 under the heading “Securities Ownership” in the Company’s Schedule 14A, dated April 9, 2024 (such disclosure, the “Ownership Disclosure”),]1 such Stockholder is the sole record and beneficial owner of the Subject Shares, free and clear of any Liens (other than Permitted Liens and any Liens created by this Agreement). Except for this Agreement, none of the Subject Shares is subject to any voting trust or other Contract with respect to the voting of such Subject Shares. Except as otherwise provided in Article 1 of this Agreement [or as disclosed in the Ownership Disclosure], such Stockholder has, and will have at all times during the term of this Agreement, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Stockholder’s Subject Shares, and there are no Contracts of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of its Subject Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such

1 Note to Draft: To be included solely in the voting agreement for John P. Stupp, Jr.

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Stockholder’s Subject Shares. Except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney. For purposes of this Agreement, “beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the U.S. Securities Exchange Act of 1934.

Section 2.04.      Total Shares. Except for its Subject Shares set forth on Schedule A hereto, such Stockholder does not beneficially own any other Equity Interests of the Company.

Section 2.05.      Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Stockholder contained herein. Such Stockholder acknowledges that it has had the opportunity to seek independent legal advice from legal counsel of such Stockholder’s own choosing prior to executing this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the Transactions.

Section 2.06.      Absence of Litigation. Such Stockholder represents that there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting (i) such Stockholder or any of its properties or assets (including such Stockholder’s Subject Shares) or (ii) any of its controlled Affiliates or any of their respective properties or assets, in each case before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to, individually or in the aggregate, prevent or delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder on a timely basis.

Section 2.07.      Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from any member of the Company Group in respect of this Agreement or the Transactions based upon any arrangement or agreement made by or on behalf of such Stockholder in such Stockholder’s capacity as such.

Section 2.08.      No Other Representations. Such Stockholder acknowledges and agrees that other than the representations expressly set forth in this Agreement, Parent has not made, and is not making, any representations or warranties to such Stockholder with respect to Parent, the Merger Agreement or any other matter. Such Stockholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article 3
Representations and Warranties of Parent

Parent represents and warrants to each Stockholder, as of the date hereof, as follows:

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Section 3.01.      Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject, in the case of enforceability, to the Enforceability Exceptions.

Section 3.02.      Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the performance of its obligations hereunder do not and will not (i) violate the certificate of incorporation or bylaws (or other comparable organizational documents) of Parent, (ii) violate any Law applicable to Parent, (iii) other than the filing of a Schedule 13D with the SEC, require any consent, payment, notice to, or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any Contract to which Parent is a party, in each case, other than such consents, payments, notices to, or other actions that (A) have been duly obtained prior to the execution and delivery of this Agreement or (B) would not reasonably be expected to, individually or in the aggregate, prevent, delay or impair Parent ability to perform its obligations hereunder.

Section 3.03.      No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, each Stockholder has not made, and is not making, any representations or warranties to Parent with respect to such Stockholder, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article 4
Covenants of Stockholders

Each Stockholder hereby covenants and agrees that:

Section 4.01.      No Proxies for or Encumbrances on Subject Shares.

(a)            Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, or any other authorizations or consents, or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of (including by gift, and whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to any derivative transaction), any Subject Shares (or any beneficial ownership therein or portion thereof) during the term of this Agreement or consent to any of the foregoing (each, a “Transfer” (which defined term includes derivations of such defined term)), (iii) otherwise permit any Liens to be created on any of such Stockholder’s Subject Shares, or (iv) enter into any Contract with respect

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to the direct or indirect Transfer of any of such Stockholder’s Subject Shares; provided that nothing herein shall prohibit a Stockholder from the following: (A) if such Stockholder is an individual, make Transfers of the Subject Shares (w) to any trust for the direct benefit of such Stockholder or the immediate family of such Stockholder, (x) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such Stockholder, (y) by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, or (z) to the Company to cover tax withholding obligations of such Stockholder in connection with the vesting of any Company RSU award, provided that the underlying Subject Shares held by such Stockholder shall continue to be subject to the restrictions and obligations set forth in this Agreement, or (B) Transfer Subject Shares to an Affiliate of such Stockholder (any such Transfer, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of such Stockholder under, this Agreement with respect to the Subject Shares so Transferred by executing and delivering a joinder agreement, in form and substance reasonably acceptable to Parent.

(b)            Such Stockholder hereby agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any Person to which legal or beneficial ownership shall pass, whether by operation of law or otherwise including its successors or permitted assigns and if any involuntary Transfer of any of such Stockholder’s Subject Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder’s Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement as such Stockholder for all purposes hereunder.

(c)            Except as otherwise expressly permitted by this Section 4.01, each Stockholder hereby agrees not to request that the Company register the Transfer of any certificate or uncertificated interest representing any or all of the Subject Shares and each Stockholder authorizes the Company to impose stop orders to prevent the Transfer of any of such Stockholder’s Subject Shares in violation of this Agreement.

Section 4.02.      No Solicitation. No Stockholder shall take any action that the Company would then be prohibited from taking under Section 6.03 of the Merger Agreement.

Section 4.03.      Appraisal Rights. Each Stockholder hereby irrevocable waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) it may have to demand appraisal, dissent or any similar or related matter with respect to any Subject Shares that may arise with respect to the Merger.

Section 4.04.      Notice of Certain Events. Each Stockholder shall promptly notify Parent of any fact, change or development occurring or arising after the date hereof that

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causes, or would reasonably be expected to cause, any breach of any representation, warranty, covenant or agreement of such Stockholder hereunder.

Section 4.05.      Adjustments. In the event of any stock split, stock dividend or distribution, reorganization, recapitalization, readjustment, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares, then the terms of this Agreement shall apply to the Company Securities received in respect of the Subject Shares by such Stockholder immediately following the effectiveness of the events described in this Section 4.05, as though they were Subject Shares hereunder.

Section 4.06.      Directors and Officers. Nothing in this Agreement shall limit or restrict any Stockholder who serves as a director or officer of the Company or any of its Subsidiaries in acting in his or her capacity as a director or as an officer, as applicable, of the Company or such Subsidiary, as applicable. Each Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and nothing herein shall not limit or affect in any manner, any such Stockholder’s actions, omissions, judgments or decisions as a director or officer, as applicable, of the Company or any of its Subsidiaries, including, taking any action permitted by Section 6.03 of the Merger Agreement, and no such action, omission, judgment or decision, in such Stockholder, affiliate or designee’s capacity as member of the director or officer of the Company or any of its Subsidiaries shall violate any of such Stockholder’s agreements or obligations under this Agreement. Parent shall not assert any claim that any action taken by such Stockholder in his capacity as a director or officer of the Company or any of its Subsidiaries violates any provision of this Agreement.

Section 4.07.      Disclosure. Each Stockholder shall permit Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document Parent or the Company determines to be necessary in connection with the Merger and the Transactions, such Stockholder’s identity and ownership of Subject Shares and the nature of such Stockholder’s commitments under this Agreement.

Section 4.08.      Additional Shares. In the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Subject Shares and subject to the provisions of this Agreement, the number of Shares held by such Stockholders shall be deemed amended accordingly, and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Parent of any such event.

Section 4.09.      Actions. Each Stockholder hereby agrees not to commence or participate in any Action or claim, whether derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, or their respective boards of directors or members thereof or officers, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, or the consummation of the

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Transactions, including any such claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the Transactions, and such Stockholder hereby agrees to take all actions necessary to opt out of any class in any class action relating to the foregoing; provided that the foregoing shall not limit a Stockholder from (A) participating as a defendant or asserting counterclaims in response to any claims commenced against such Stockholder relating to this Agreement, the Merger Agreement or the Transactions or (B) asserting a claim against Parent or Merger Sub for breach of this Agreement or, to the extent permitted by the Merger Agreement and applicable Law, the Merger Agreement.

Section 4.10.      Adverse Actions. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Expiration Date, take any action that would prevent, delay, or would reasonably be expected to delay in any material respect the Transactions.

Article 5
Miscellaneous

Section 5.01.      Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to a Schedule, an Article or a Section, such reference shall be to a Schedule, an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty.

Section 5.02.      Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and

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instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03.      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the relevant Stockholder, and Parent shall have no authority to exercise any power or authority to direct any Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 5.04.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by email transmission (upon confirmation of receipt and provided that if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 5.04):

if to Parent, to:

Nordson Corporation
28601 Clemens Road
Westlake, Ohio 44145
Attention: Jennifer L. McDonough
Email:

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: James P. Dougherty
               Shanu Bajaj
Email:

if to any Stockholder, to the address set forth on Schedule A opposite the name(s) of such Stockholder(s), with a copy to (which shall not constitute notice) to:

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Allen Overy Shearman Sterling US LLP
599 Lexington Avenue
New York, NY 10022
Attention: Clare O’Brien

                Derrick Lott
Email:

Section 5.05.      Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate without further action of any party hereto upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) as to any Stockholder, any amendment to the Merger Agreement that reduces the amount of or changes the form of, or imposes any material restrictions or conditions on the payment of, the Merger Consideration or extends the Outside Date, in each case, unless such amendment has been consented to by such Stockholder, or (iv) the mutual written agreement of each party to this Agreement (any such date under clauses (i) through (iv) being referred to herein as the “Expiration Date”). Notwithstanding the foregoing, (i) the provisions set forth in this Article 5 shall survive the termination of this Agreement and (ii) no termination of this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any Willful Breach of this Agreement that occurred prior to the Expiration Date.

Section 5.06.      Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07.      Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.08.      Governing Law. This Agreement and all Actions arising under this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the applicable Laws of another jurisdiction other than the State of Delaware to otherwise govern this Agreement.

Section 5.09.      Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent

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with the preceding sentence, each of the parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 5.04; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.04 shall be deemed effective service of process on such party.

Section 5.10.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

Section 5.11.      Counterparts. This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.12.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13.      Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

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Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto hereby waives and agrees not to assert any objections to any remedy referred to in this Section 5.13 (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Nordson Corporation
By:
Name:
Title:

[STOCKHOLDER]
By:
Name:
Title:

[Voting and Support Agreement Signature Page]

Schedule A

Name of Stockholder	Subject Shares	Address for Notices (including email)

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

[See attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATRION CORPORATION

FIRST: The name of the corporation is Atrion Corporation (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100, and the par value of each such share is $0.10, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law, or (iv) for any transaction from which the director derived any improper personal benefit. If Delaware Law is hereafter amended to authorize, with the approval of a corporation's stockholder, further reductions in the liability of the directors of a corporation for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by Delaware Law as so amended. Any repeal or modification of the foregoing provisions of this ARTICLE EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: To the fullest extent permitted by Delaware Law, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, (iv) for any transaction from which the officer derived any improper personal benefit, or (v) in any action by or in the right of the Corporation. If the Delaware Law is hereafter amended to authorize, with the approval of the Corporation's stockholders, further reductions in the liability of the officers of a corporation for breach of fiduciary duty, then an officer of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware Law as so amended. Any repeal or modification of the foregoing provisions of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of any officer of the Corporation existing at the time of such repeal or modification.

TENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.